Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OMNICARE, INC.,

HOSPICE ACQUISITION CORP.,

EXCELLERX, INC.

and

certain of the stockholders and option holders of excelleRx, Inc.

July 9, 2005

i

(continued)

(continued)

(continued)

TABLE OF EXHIBITS AND APPENDICES

EXHIBITS
Exhibit A	Definitions
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Option Cancellation Acknowledgment
Exhibit D	Form of Warrant Cancellation Acknowledgment
Exhibit E	Form of Stockholder Written Consent
Exhibit F	Form of FIRPTA Certificate

APPENDICES
Appendix 3.1	Distribution of Merger Consideration
Appendix 3.1(A)	Working Capital Target
Appendix 3.3	Stockholders
Appendix 3.4	Option Holders
Appendix 3.5	Warrant Holders
Appendix A	Employment Agreements – List of Persons

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated as of July 9, 2005, by and among Omnicare, Inc., a Delaware corporation (“Acquiror”); Hospice Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”); excelleRx, Inc., a Delaware corporation (“Target”); LLR Equity Partners, L.P., a Delaware limited partnership (“LLR Partners”), LLR Equity Partners Parallel, L.P., a Delaware limited partnership (“LLR Partners Equity”), Wachovia Capital Partners 2003 LLC, a North Carolina limited liability company (“Wachovia”), Primus Capital Fund V Limited Partnership, a Delaware limited partnership (“Primus Capital Fund”), and Primus Executive Fund V Limited Partnership, a Delaware limited partnership (“Primus Executive Fund” and, together with LLR Partners, LLR Partners Equity, Wachovia and Primus Capital Fund, collectively, the “Preferred Stockholders”); those stockholders and option holders listed as management stockholders on the signature pages hereto (collectively, the “Management Stockholders”); and LLR Partners Inc., a Pennsylvania corporation, as the stockholder representative, in such capacity referred to as the “Stockholder Representative.” Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and Target have approved and adopted this Agreement and the transactions contemplated herein and declared it advisable and in the best interests of their respective companies and stockholders to consummate the acquisition of Target through the statutory merger of Merger Sub with and into Target subject to the terms and conditions of this Agreement (the “Merger”);

WHEREAS, the Boards of Directors of Merger Sub and Target have determined to recommend that the stockholder of Merger Sub and the stockholders of Target adopt and approve the Merger, this Agreement and the transactions contemplated herein;

WHEREAS, Merger Sub is a direct, wholly-owned subsidiary of Acquiror formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not conducted any activities other than in connection with the consummation of the transactions contemplated hereby;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, each share of capital stock of Target issued and outstanding immediately prior to the Effective Time (the “Target Stock”), all Target stock options, whether vested or not then vested, that are outstanding immediately prior to the Effective Time (the “Options”) and all Warrants shall be cancelled and converted into the right to receive the consideration set forth herein;

WHEREAS, a portion of the consideration otherwise payable by Acquiror in connection with the Merger shall be placed in escrow by Acquiror as security for the indemnification obligations, payment of certain acquisition expenses, in certain circumstances, purchase price adjustments, if any, and payments pursuant to Article VIII set forth herein;

WHEREAS, concurrent with the execution and delivery of this Agreement, and as a material inducement to the willingness of Acquiror to enter into this Agreement, those Persons set forth in Appendix A have entered into employment agreements (the “Employment Agreements”) with Target, which shall be effective as of the Closing Date;

WHEREAS, concurrent with the execution and delivery of this Agreement, Target is soliciting and obtaining the Stockholder Written Consents (pursuant to Section 7.8) from certain of the

Indemnifying Stockholders, setting forth (a) the due approval and adoption of the Merger and this Agreement and (b) the election not to treat the Merger as a “Liquidation” (as such term is defined in the Amended and Restated Certificate of Incorporation of Target) for purposes of the Amended and Restated Certificate of Incorporation of Target; and

WHEREAS, the parties hereto desire to make certain covenants, representations, warranties and agreements in connection with the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

ARTICLE I — THE MERGER

Section 1.1 The Merger. Subject to and upon the terms and conditions of this Agreement, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) at the Effective Time, Merger Sub shall be merged with and into Target, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate corporate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall be “excelleRx, Inc.” Without limiting the generality of the foregoing, at the Effective Time, all property, rights, powers, privileges and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror.

Section 1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, commencing at 10:00 a.m. local time, on the third Business Day after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived, or such other location, date and time as Acquiror and Target may agree upon in writing.

Section 1.3 Effective Time. In connection with the Closing, Acquiror shall cause the Merger to be consummated by duly filing a properly executed certificate of merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The date of such filing shall be the “Effective Date” and the time of such filing on the Effective Date shall be the “Effective Time.”

ARTICLE II — THE SURVIVING CORPORATION

Section 2.1 Certificate of Incorporation. From and after the Effective Time, the Amended and Restated Certificate of Incorporation of Target is to be amended and restated in its entirety by reason of the Merger, and the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation attached as an exhibit to the Certificate of Merger until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

Section 2.2 Bylaws. From and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

Section 2.3 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The individuals set forth in Schedule 2.3 will become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III — EFFECT ON CAPITAL STOCK

Section 3.1 Merger Consideration. In full satisfaction of Acquiror’s obligations hereto, the aggregate consideration to be paid in accordance with the terms of this Article III to the holders of Options, Warrants and Target Stock hereunder shall be the sum of (i) $268,750,000 plus (ii) the Closing Date Cash Amount Estimate, if any, plus (iii) the Estimated Net Working Capital Surplus, if any, minus (iv) the Estimated Net Working Capital Deficiency, if any, as determined and adjusted in accordance with the terms of this Article III (the “Merger Consideration”).

(a) Closing Date Cash Amount. On the third Business Day prior to the Closing Date, Target shall deliver to Acquiror (i) an estimate (the “Closing Date Cash Amount Estimate”) as of the Closing Date of the sum of (A) the amount of cash and cash equivalents (excluding any amounts to be paid as Closing Acquisition Expenses), minus (B) the amount of Indebtedness of the Target Companies, plus (C) the amount and description of additions to the property and equipment of the Target Companies made since May 31, 2005 to the extent that such additions are set forth in Schedule 3.1(a) and are actually made (including, for these purposes, any deposit paid relating thereto) before the Closing Date, such additions not to exceed $7,452,073 in the aggregate and individual line items not to exceed budgeted amounts therefor, in each case, without the prior written consent of Acquiror (the “Closing Date Cash Amount”), (ii) a statement setting forth an estimate of the Closing Acquisition Expenses and (iii) a certificate, in form and substance reasonably satisfactory to Acquiror, executed by the Chief Executive Officer of Target and the Chief Financial Officer of Target, stating that the Closing Date Cash Amount Estimate has been prepared in good faith and in accordance with GAAP (subject to the lack of footnotes) and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Balance Sheet. Acquiror shall be given timely access to all supporting workpapers and any other documentation used in preparation of the Closing Date Cash Amount Estimate for purposes of verifying the accuracy and fairness of the Closing Date Cash Amount Estimate.

(b) Estimated Net Working Capital Balance. On the third Business Day prior to the Closing Date, Target shall deliver to Acquiror (i) an estimate (the “Closing Date Working Capital Estimate”) of the sum of the current assets (excluding cash and cash equivalents) minus current liabilities (excluding Indebtedness and deferred Tax liabilities) of the Target Companies as of the Closing Date (excluding for these purposes the Closing Acquisition Expenses) and (ii) a certificate, in form and substance reasonably satisfactory to Acquiror, executed by the Chief Executive Officer of Target and the Chief Financial Officer of Target, stating that the Closing Date Working Capital Estimate has been prepared in good faith and in accordance with GAAP (subject to the lack of footnotes) and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Balance Sheet. Notwithstanding anything to the contrary contained herein, the calculation of the Closing Date Working Capital Estimate shall not take into account (x) any accrual or expenses in relation to any Option Award Amount or any Option Exercise (except for any expenses in excess of $780,000 for Medicare payroll taxes in connection with the Option Award Amount or any Option Exercise) or (y) the Tax effect of any such amounts. Acquiror shall be given timely access to all supporting workpapers and any other documentation used in preparation of the Closing Date Working Capital Estimate for purposes of verifying the accuracy and fairness of the Closing Date Working Capital Estimate. If the Closing Date Working Capital Estimate is greater than the Working Capital Target, then the “Estimated Net Working

Capital Surplus” shall be equal to such excess. If the Closing Date Working Capital Estimate is less than the Working Capital Target, then the “Estimated Net Working Capital Deficiency” shall be equal to such deficiency. The “Working Capital Target” shall mean $11,727,943, which is based on the Balance Sheet and calculated as set forth in Appendix 3.1(A).

(c) Closing Date Payments. The Merger Consideration shall be paid by Acquiror by Wire Transfer as follows:

(i) to the Paying Agent, on behalf of the holders of Options, Warrants and Target Stock, the aggregate amount of the Merger Consideration, which amount includes the Hold-Back Amount, less the amount of the Escrow Amount; and

(ii) to the Escrow Agent on behalf of the Preferred Stockholders and the Management Stockholders (collectively, the “Indemnifying Stockholders”), $27,000,000 (the “Escrow Amount”) (the Escrow Amount, plus any interest paid on such amount, are herein referred to as the “Escrow Fund”) for the purpose of securing (A) the indemnification obligations of the Indemnifying Stockholders set forth in this agreement, (B) payment of the Post-Closing Acquisition Expenses, if any, (C) the Net Consideration Adjustment, if any, to the extent it exceeds the Hold-Back Amount, and (D) payments pursuant to Article VIII. The Escrow Amount, which shall be comprised of amounts of Merger Consideration allocable to the Indemnifying Stockholders as set forth in Appendix 3.3 and Appendix 3.4, shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as two separate trust funds. The Escrow Fund comprised of the Merger Consideration set forth in Appendix 3.3 (the “Stockholder Trust Fund”) shall not be subject to any lien, attachment, trustee process or any judicial process of any creditor of any party and shall be held and disbursed solely for the purposes and in accordance with the applicable terms of the Escrow Agreement. The Escrow Fund comprised of the Merger Consideration set forth in Appendix 3.4 (the “Management Escrow”) shall be held in a “rabbi trust,” subject to the claims of Acquiror’s creditors in the event of Acquiror’s insolvency, according to “rabbi trust” terms substantially similar to those approved by the IRS in Rev. Proc. 92-64, and shall be held and disbursed solely for the purposes and in accordance with the applicable terms of the Escrow Agreement. The Management Escrow shall be structured so that the Management Stockholders are not subject to income tax on the Escrow Amount until distributions are made to the Management Stockholders from the Management Escrow. All interest and other income earned on the Escrow Amount in the Stockholder Trust Fund through the Final Escrow Release Date will become part of the Stockholder Trust Fund and any portion of such interest and other income remaining in the Stockholder Trust Fund will be allocated to the Indemnifying Stockholders in proportion to the Merger Consideration set forth in Appendix 3.3 on the Final Escrow Release Date and released to the Stockholder Representative for disbursement to the Indemnifying Stockholders in accordance with Section 10.6. All interest and other income earned on the Escrow Amount in the Management Escrow through the Final Escrow Release Date will become part of the Management Escrow and any portion of such interest and other income remaining in the Management Escrow will be allocated to the Management Stockholders in proportion to the Merger Consideration set forth in Appendix 3.4 on the Final Escrow Release Date and released to the Stockholder Representative for disbursement to the Management Stockholders in accordance with Section 10.6. Acquiror shall have the right to receive a distribution from each of the Management Escrow and the Stockholder Trust Fund on a periodic basis in an amount equal to thirty-seven percent of the interest and other income earned on the Management Escrow and the Stockholder Trust Fund, respectively. Acquiror is intended to be, and shall be treated as, the owner for Tax purposes of all of the Merger Consideration held in the Escrow Fund and all of the items of income, deductions and credits attributable to the Merger Consideration and shall be liable for and pay all Taxes with respect to such amounts. In satisfaction of the payment of any Post-Closing Acquisition Expenses by Acquiror or the Surviving Corporation (in excess of any amounts accrued therefor on the Final Closing Balance Sheet), Acquiror and the Stockholder Representative shall deliver joint written instructions to the Escrow Agent within two Business Days from the date on which notice of any Post-Closing Acquisition Expenses is received by Acquiror or the Surviving Corporation, instructing the Escrow Agent to pay to Acquiror by Wire Transfer within two Business Days of receipt of such instructions an amount equal to the Post-Closing Acquisition Expenses from the Escrow Fund.

(d) On the third Business Day prior to the Closing Date the Stockholder Representative shall deliver to Acquiror updated appendices, if any, setting forth with respect to each Stockholder (Appendix 3.3), Option holder (Appendix 3.4) and Warrant holder (Appendix 3.5) (i) an amount payable to each Holder at Closing (ii) the portion of the Hold-Back Amount allocable to each Holder at Closing and (iii) in the case of each Indemnifying Stockholder, the amount of Merger Consideration such Stockholder is required to contribute to the Escrow Amount. Each such appendix shall be in the format of (and on a basis consistent with) the methodology set forth in Appendix 3.1. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that in no event shall the amount of the Merger Consideration contributed to the Escrow Amount from Options exceed $6,000,000.

(e) Post-Closing Adjustment.

(i) As used in this Section 3.1(e):

(A) “Closing Cash Deficit” shall mean the amount, if any, by which the Closing Date Cash Amount, as ultimately determined by reference to the Final Closing Balance Sheet, is less than the Closing Date Cash Amount Estimate.

(B) “Closing Cash Surplus” shall mean the amount, if any, by which the Closing Date Cash Amount, as ultimately determined by reference to the Final Closing Balance Sheet, is greater than the Closing Date Cash Amount Estimate.

(C) “Final Net Working Capital Balance” shall mean the sum of the current assets (excluding cash and cash equivalents) minus the current liabilities (excluding Indebtedness and deferred Tax liabilities) of the Target Companies as of the Closing Date as reflected on the Final Closing Balance Sheet. Notwithstanding anything to the contrary contained herein, the calculation of Final Net Working Capital Balance shall not take into account (1) any accrual or expenses in relation to any Option Award Amount or any Option Exercise (except for any expenses in excess of $780,000 for Medicare payroll taxes in connection with the Option Award Amount or any Option Exercise) or (2) the Tax effect of any such amounts.

(D) “Net Consideration Adjustment” means the sum of (1) the Closing Cash Deficit, if any, expressed as a negative number, plus (2) the Closing Cash Surplus, if any, expressed as a positive number, plus (3) the Working Capital Deficit, if any, expressed as a negative number, plus (4) the Working Capital Surplus, if any, expressed as a positive number.

(E) “Working Capital Deficit” shall mean the amount, if any, by which the Final Net Working Capital Balance is less than the Closing Date Working Capital Estimate.

(F) “Working Capital Surplus” shall mean the amount, if any, by which the Final Net Working Capital Balance is greater than the Closing Date Working Capital Estimate.

(ii) As promptly as possible after the Closing Date, but in no event more than sixty days after the Closing Date, Acquiror shall deliver to the Stockholder Representative a closing balance sheet of Target prepared as of the Closing Date in accordance with GAAP and on a basis consistent with the accounting practices and policies used to prepare the Balance Sheet, which shall include reasonably detailed documentation of the Closing Date Cash Amount and the Final Net Working Capital Balance (the “Proposed Closing Balance Sheet”).

(iii) The Stockholder Representative shall deliver to Acquiror within thirty days after receiving the Proposed Closing Balance Sheet a detailed statement describing all of its objections (if any) thereto, including any objection to the calculation of the Closing Date Cash Amount or the Final Net Working Capital Balance, and sufficient details describing the basis therefor. Failure of the Stockholder Representative to so object within such thirty day period to the Proposed Closing Balance Sheet shall constitute acceptance thereof, whereupon such Proposed Closing Balance Sheet shall be deemed to be the “Final Closing Balance Sheet.” All items on the Final Closing Balance Sheet shall be determined and computed in accordance with GAAP and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Balance Sheet. Acquiror and the Stockholder Representative shall use reasonable commercial efforts to resolve any such objections, but if they do not reach a final resolution within thirty days after Acquiror has received the statement of objections, Acquiror and the Stockholder Representative shall select an internationally-recognized independent accounting firm, other than their or Target’s respective regular independent accounting firms, mutually acceptable to them (the “Neutral Auditors”) to resolve any remaining objections. If Acquiror and the Stockholder Representative are unable to agree on the choice of Neutral Auditors, they shall select as Neutral Auditors an internationally-recognized accounting firm by lot (after excluding their and Target’s respective regular independent accounting firms). The Neutral Auditors shall determine, within sixty days after their appointment, whether the objections raised by the Stockholder Representative are valid. The Proposed Closing Balance Sheet and documentation of the Closing Date Cash Amount and the Final Net Working Capital Balance contained therein that is the subject of such objections by the Stockholder Representative shall be adjusted in accordance with the Neutral Auditors’ determination and, as so adjusted, shall become the Final Closing Balance Sheet and documentation of the Closing Date Cash Amount and the Final Net Working Capital Balance. Such determination by the Neutral Auditors shall be conclusive and binding upon Acquiror and the Stockholder Representative. Acquiror and the Stockholder Representative shall share equally the fees and expenses of the Neutral Auditors.

(f) If the Net Consideration Adjustment is less than zero, then the Merger Consideration shall be reduced by an amount equal to the Net Consideration Adjustment (expressed as a positive number), which amount (the “Downward Adjustment”) shall be paid as follows:

(i) as soon as practicable after the date on which the Net Consideration Adjustment is finally determined pursuant to this Section 3.1, the Stockholder Representative shall deliver to Acquiror a schedule (the “Post-Closing Downward Adjustment Schedule”) setting forth next to each Holder’s name an amount equal to that portion of the Downward Adjustment such Holder is required to forfeit to Acquiror in accordance with this Article III and on a basis consistent with the principles set forth in Appendix 3.1;

(ii) in the event that the Downward Adjustment is less than the Hold-Back Amount, as soon as practicable after the date on which the Net Consideration Adjustment is determined, the Stockholder Representative and Acquiror shall deliver joint written instructions to the Paying Agent to pay, within five Business Days after the date on which the Paying Agent receives such instructions, (A) to Acquiror, by Wire Transfer, an amount equal to the Downward Adjustment, and (B)(1) to each Stockholder, in accordance with the instructions provided in such Stockholder’s Letter of Transmittal, an amount as provided in Section 3.3(a)(iii), (2) to each Warrant holder, in accordance with the instructions provided in such Warrant holder’s Letter of Transmittal, an amount as provided in Section 3.5(b)(ii), and (3) to the Surviving Corporation, by Wire Transfer, an amount as provided in Section 3.4(c)(iii)(A), which amount shall promptly be paid to the Option holders as provided in Section 3.4(c)(iii)(B); and

(iii) in the event that the Downward Adjustment is greater than or equal to the Hold-Back Amount, as soon as practicable after the date on which the Net Consideration Adjustment is determined, the Stockholder Representative and Acquiror shall deliver joint written instructions to (A) the Paying Agent to pay to Acquiror, by Wire Transfer, within five Business Days after the date on which the Paying Agent receives such instructions, an amount equal to the Hold-Back Amount and (B) the Escrow Agent to release an amount of the Escrow Funds, by Wire Transfer, within five Business Days after the date on which the Escrow Agent receives such instructions, equal to the difference between the Downward Adjustment and the Hold-Back Amount.

(g) If the Net Consideration Adjustment is greater than zero, then the Merger Consideration shall be increased by an amount (the “Upward Adjustment”) equal to such excess, which amount shall be paid as follows:

(i) as soon as practicable after the date on which the Net Consideration Adjustment is finally determined pursuant to this Section 3.1, the Stockholder Representative shall deliver to Acquiror a schedule (the “Post-Closing Upward Adjustment Payment Schedule”) setting forth next to each Holder’s name (A) an amount equal to that portion of the Upward Adjustment such Holder is entitled to receive in accordance with this Article III and on a basis consistent with the principles set forth in Appendix 3.1 attached hereto, and (B) an amount equal to that portion of the Hold-Back Amount attributable to such Holder as set forth in Appendix 3.3, Appendix 3.4 and Appendix 3.5; and

(ii) Acquiror shall deliver to the Paying Agent, by Wire Transfer, within five Business Days after receiving the Post-Closing Upward Adjustment Payment Schedule, an amount equal to the Upward Adjustment, and Acquiror and Stockholder Representative shall deliver joint written instructions to the Paying Agent to pay, within five Business Days after the date on which the Paying Agent receives such instructions, (A) to each Stockholder, in accordance with the instructions provided in such Stockholder’s Letter of Transmittal, the amounts set forth next to such Stockholder’s name on the Post-Closing Upward Adjustment Payment Schedule, (B) to each Warrant holder, in accordance with the instructions provided in such Warrant holder’s Letter of Transmittal, the amounts set forth next to such Warrant holder’s name on the Post-Closing Upward Adjustment Payment Schedule, and (C) to the Surviving Corporation, by Wire Transfer in immediately available funds, an amount equal to the total of the amounts set forth next to the Option holders’ names on the Post-Closing Upward Adjustment Payment Schedule, which amount shall promptly be paid by the Surviving Corporation to the Option holders in accordance with the amounts set forth next to each Option holder’s name on such schedule.

(h) If the Net Consideration Adjustment is equal to zero, then as soon as practicable after the date on which the Net Consideration Adjustment is finally determined pursuant to this Section 3.1, Acquiror and the Stockholder Representative shall deliver joint written instructions to the Paying Agent to pay, within five Business Days after the date on which the Paying Agent receives such instructions, (i) to each holder of Target Stock or Warrants, an amount equal to that portion of the Hold-Back Amount attributable to such holder as set forth in Appendix 3.3 and Appendix 3.5, respectively, and (ii) to the Surviving Corporation, by Wire Transfer, an amount equal to the total of the Hold-Back Amount attributable to the options as set forth in Appendix 3.4, which amount shall promptly be paid by the Surviving Corporation to the Option holders in accordance with Appendix 3.4.

(i) The Paying Agent shall hold the Hold-Back Amount in an interest bearing account (the “Hold-Back Account”) and any interest earned, but not previously distributed, shall be distributed, pro-rata, with the Hold-Back Amount pursuant to the terms of this Article III. The Paying Agent shall only disburse the Hold-Back Amount following its receipt of joint instructions as set forth in this Article III. Notwithstanding anything to the contrary contained herein, Acquiror shall have the right to receive a distribution from the Hold-Back Account on a periodic basis in an amount equal to thirty-

seven percent of the interest earned on the Hold-Back Amount. Acquiror is intended to be, and shall be treated as, the owner for Tax purposes of the Hold-Back Amount and all of the items of income, deductions and credits attributable to the Hold-Back Amount and shall be liable for and pay all Taxes with respect to such amounts.

Section 3.2 Capital Stock of Target Outstanding Immediately Prior to Effective Time.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target, Acquiror or the holders of any securities of Target, each share of Target Stock, other than any Dissenting Shares and shares of capital stock of Target that are owned by Target as treasury stock (which shares of treasury stock will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor), will be cancelled and extinguished and will be converted automatically into the right to receive, subject to and in accordance with the procedures set forth in Section 3.3, a portion of the Merger Consideration, calculated pursuant to the terms of the Amended and Restated Certificate of Incorporation of Target effective immediately prior to the Effective Time and in accordance with Appendix 3.1 and Appendix 3.3.

(b) At and after the Effective Time, each holder of Target Stock immediately prior to the Effective Time (each, a “Stockholder,” and collectively, the “Stockholders”) shall cease to have any rights in respect of such shares and such Stockholder’s rights shall be solely to receive the portion of the Merger Consideration for which such shares of Target Stock may be exchanged pursuant to Section 3.2(a) above; provided that the rights of Dissenting Stockholders shall be as set forth in Section 3.6. The amounts paid by the Paying Agent on behalf of Acquiror in exchange for the surrendered certificate or certificates that immediately prior to the Effective Time represented shares of Target Stock (the “Certificates”) shall be deemed to be full payment and satisfaction of all rights pertaining to such shares of Target Stock. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Target Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and converted into the right to receive cash in accordance with Section 3.3.

Section 3.3 Surrender of Certificates; Payments to Stockholders.

(a) At or after the Closing, each Stockholder who has not previously executed and delivered to Acquiror a Stockholder Consideration Consent shall deliver to the Paying Agent a Stockholder Consideration Consent, duly executed by such Stockholder and surrender for cancellation the Certificates that, immediately prior to the Effective Time, represented his, her or its shares of Target Stock together with a duly completed and validly executed letter of transmittal, in form and substance customary for transactions of the type contemplated by this Agreement and otherwise reasonably satisfactory to Acquiror (a “Letter of Transmittal”). Upon surrender by a Stockholder of such stock Certificates (or Affidavit of Loss) and delivery of such Stockholder Consideration Consent, the Letter of Transmittal and such other documentation as may reasonably be required by Acquiror or the Paying Agent (collectively, the “Stockholder Materials”), such Stockholder shall be entitled to receive in exchange therefor cash in an amount equal to that portion of the Merger Consideration for which such shares of Target Stock may be exchanged, which shall be payable as follows:

(i) as soon as reasonably practicable following the receipt by the Paying Agent of the Stockholder Materials, the Paying Agent shall pay to such Stockholder, in accordance with the instructions provided by such Stockholder in his, her or its Letter of Transmittal, the amount set forth next to such Stockholder’s name on Appendix 3.3 under the heading “Closing Stock Payment;”

(ii) with respect to each Indemnifying Stockholder, such Stockholder hereby acknowledges that the amount set forth next to his, her or its name on Appendix 3.3 (as the same may be updated pursuant to Section 3.1(d)) under the heading “Stockholder Escrow Obligation” (the “Stockholder Escrow Obligation”) shall be delivered by Acquiror to the Escrow Agent on behalf of the Indemnifying Stockholders, to be held by the Escrow Agent in accordance with the Escrow Agreement, in lieu of paying such amount to him, her or it in respect of the Merger Consideration payable to him, her or it, and that the payments set forth in clause (i) of this Section 3.3(a) together with the delivery of his, her or its Stockholder Escrow Obligation to the Escrow Agent, shall be full consideration for the Target Stock surrendered by such Stockholder;

(iii) in the event of a Downward Adjustment that is less than the Hold-Back Amount, Acquiror and the Stockholder Representative shall deliver to the Paying Agent the joint written instructions called for in Section 3.1(f)(ii) to pay to each Stockholder, in accordance with the instructions provided by such Stockholder in his, her or its Letter of Transmittal, within five Business Days after the date on which the Paying Agent receives such instructions, the amount set forth next to such Stockholder’s name in such instructions, which amount shall be equal to (A) the amount set forth next to such Stockholder’s name on Appendix 3.3 under the heading “Stockholder Hold-Back Amount” minus (B) the amount set forth next to such Stockholder’s name on the Post-Closing Downward Adjustment Schedule;

(iv) in the event of an Upward Adjustment, the Paying Agent shall make a payment to such Stockholder as set forth in Section 3.1(g)(ii); and

(v) in the event that the Net Consideration Adjustment is equal to zero, the Paying Agent shall make a payment to such Stockholder as set forth in Section 3.1(h).

(b) All Certificates surrendered pursuant to Section 3.3(a) shall be cancelled. Until so surrendered, each Certificate representing shares of Target Stock outstanding immediately prior to the Effective Time shall be deemed for all corporate purposes on and after the Effective Date to evidence only the right to receive the portion of the Merger Consideration (without interest) for which such shares of Target Stock have been so converted. No payment of any portion of the Merger Consideration will be made to any Stockholder pursuant to Section 3.3(a) until such Stockholder delivers his, her or its Stockholder Materials to the Paying Agent in accordance with Section 3.3(a). In the event any Certificates evidencing shares of Target Stock shall have been lost, stolen or destroyed, the Stockholder thereof shall (i) make and execute an affidavit of that fact and indemnification agreement, in form and substance reasonably satisfactory to Acquiror (“Affidavit of Loss”), indemnifying Acquiror, the Surviving Corporation and the Paying Agent against any claim that may be made against Acquiror, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, and (ii) deliver such Affidavit of Loss to the Paying Agent in lieu of surrendering such lost, stolen or destroyed Certificates.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered (a “Transferee”), in addition to the other terms and conditions set forth in this Agreement, it will be a condition to such payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Transferee requesting such payment will have paid to Acquiror or any agent designated by it any transfer or other Taxes required as a result of such payment to a Transferee, or established to the satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained in this Section 3.3, neither the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of

Target securities for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which shares of Target Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such shares in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Acquiror or its successors or assigns, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.4 Surrender and Cancellation of Options; Payments to Option Holders.

(a) Prior to the Effective Time, Target shall take such actions as may be necessary to require that (i) all Options be surrendered and cancelled as of the Effective Time and be converted into the right to receive a portion of the Merger Consideration, calculated in accordance with Appendix 3.1 and (ii) each Option holder duly execute an option cancellation acknowledgment, in substantially the form attached hereto as Exhibit C (an “Option Cancellation Acknowledgment”) in exchange for the payments described, and in accordance with the procedures set forth, in Section 3.4(c) below.

(b) At the Effective Time, each Option, whether vested or not then vested, shall be cancelled and extinguished and converted automatically into the right to receive, subject to and in accordance with the procedures set forth in Section 3.4(c) below, a portion of the Merger Consideration, calculated in accordance with Appendix 3.1 and payable as described in this Section 3.4. Upon such conversion, each Option holder shall only be entitled to receive a portion of the Merger Consideration as described in this Section 3.4 in respect of such cancelled Option and shall have no further rights with respect to such Option.

(c) At the Closing, Target, on behalf of each Option holder, shall deliver a duly executed Option Cancellation Acknowledgment to Acquiror. Upon delivery of a Option Cancellation Acknowledgment, each Option holder who has duly executed such Option Cancellation Acknowledgment shall be entitled to receive in exchange therefor cash in an amount equal to that portion of the Merger Consideration to which the Option holder is entitled, which shall be payable as follows:

(i) as soon as practicable following the Effective Time, (A) the Paying Agent shall deliver to the Surviving Corporation, by Wire Transfer, an amount equal to the total of all amounts set forth next to the Option holders’ names on Appendix 3.4 under the heading “Closing Option Payments,” and (B) the Surviving Corporation shall pay to each such Option holder, within five Business Days after the date on which the Paying Agent delivers the amount pursuant to clause (A) above, the amount set forth next to such Option holder’s name on Appendix 3.4 under the heading “Closing Option Payments;”

(ii) with respect to each Management Stockholder only, such Management Stockholder hereby acknowledges that the amount set forth next to his or her name on Appendix 3.4 (as the same may be updated pursuant to Section 3.1(d)) under the heading “Management Stockholder Escrow Obligation,” (the “Management Stockholder Escrow Obligation”) shall be delivered by Acquiror to the Escrow Agent on behalf of each Management Stockholder, to be held by the Escrow Agent in the Management Escrow in accordance with the Escrow Agreement, in lieu of paying such amount to him or her in respect of the Merger Consideration payable to him or her, and that the payments set forth in clause (i) of this Section 3.4(c), together with the delivery of his or her Management Stockholder Escrow Obligation, shall be full consideration for the cancelled Options of such Management Stockholder. In accordance with the terms of the Escrow Agreement, upon release of the Escrow Fund (A) the Escrow Agent shall deliver to the Surviving Corporation (or its successor), by Wire Transfer, the portion of the Escrow Fund that is allocable to the aggregate amount of all Management Stockholder Escrow

Obligations that remain as a part of the Escrow Fund and (B) the Surviving Corporation (or its successor) shall pay to each Management Stockholder, within five Business Days after the date on which the Escrow Agent delivers the amount pursuant to clause (A) above, the portion of the applicable Management Stockholder Escrow Obligation received from the Escrow Agent;

(iii) in the event that the Downward Adjustment is less than the Hold-Back Amount, (A) Acquiror and Stockholder Representative shall deliver to the Paying Agent the joint written instructions called for in Section 3.1(f)(ii) to deliver to the Surviving Corporation, by Wire Transfer, an amount equal to the total of all amounts set forth next to the Option holders’ names on Appendix 3.4 under the heading “Option Hold-Back Amount” minus the total of all amounts set forth next to the Option holders’ names on the Post-Closing Downward Adjustment Schedule; and (B) the Surviving Corporation shall pay to each Option holder, within five Business Days after the date on which the Paying Agent delivers the amount pursuant to clause (A) above, an amount equal to (1)(x) the amount set forth next to such Option holder’s name on Appendix 3.4 under the heading “Option Hold-Back Amount” minus (y) the amount set forth next to such Option holder’s name on the Post-Closing Downward Adjustment Schedule, less (2) applicable withholding Tax as required by Applicable Law;

(iv) in the event of an Upward Adjustment, the Surviving Corporation shall make a payment to such Option holder as set forth in Section 3.1(g); and

(v) in the event the Net Consideration Adjustment is equal to zero, the Surviving Corporation shall make a payment to such Option holder as set forth in Section 3.1(h).

(d) Notwithstanding anything to the contrary contained in this Section 3.4, (i) all Options will be deemed cancelled at the Effective Time and (ii) payment to an Option holder may be withheld in respect of a cancelled Option until an Option Cancellation Acknowledgment is received from such Option holder. The parties hereto agree to negotiate in good faith the payment date of the Hold-Back Amount as necessary to cause the Hold-Back Amount to meet the requirements of Section 409A of the Code and applicable IRS guidance.

Section 3.5 Surrender and Cancellation of Warrants; Payments to Warrant Holders.

(a) At the Closing (i) each Warrant holder shall (A) surrender the Warrant(s) representing such Warrant holder’s right(s) to purchase capital stock of Target (or Affidavit of Loss with respect thereto), (B) deliver a duly completed and validly executed Letter of Transmittal with respect to such Warrant(s) and (C) deliver a duly executed warrant cancellation acknowledgment, in substantially the form attached hereto as Exhibit D (a “Warrant Cancellation Acknowledgment”); and (ii) the Warrant(s) shall be cancelled and extinguished and converted automatically, effective as of the Effective Time, into the right to receive in respect of such cancellation (subject to and in accordance with the procedures set forth in Section 3.5(b) below) a portion of the Merger Consideration, calculated in accordance with Appendix 3.1.

(b) Upon surrender and cancellation of such Warrant(s) and delivery of such Letter of Transmittal and Warrant Cancellation Acknowledgment, such Warrant holder shall be entitled to receive in exchange therefor cash in an amount equal to that portion of the Merger Consideration for which such Warrant(s) may be exchanged, which shall be payable as follows:

(i) as soon as practicable following the Effective Time, the Paying Agent shall pay to such Warrant holder, in accordance with the instructions provided by such Warrant holder in its Letter of Transmittal, the amount set forth next to such Warrant holder’s name on Appendix 3.5 under the heading “Closing Warrant Payment;”

(ii) in the event of a Downward Adjustment that is less than the Hold-Back Amount, Acquiror and the Stockholder Representative shall deliver to the Paying Agent the joint written instructions called for in Section 3.1(f)(ii) to pay to each Warrant holder, in accordance with the instructions provided by such Warrant holder in its Letter of Transmittal, within five Business Days after the date on which the Paying Agent receives such instructions, the amount set forth next to such Warrant holder’s name in such instructions, which amount shall be equal to (A) the amount set forth next to such Warrant holder’s name on Appendix 3.5 under the heading “Warrant Hold-Back Amount” minus (B) the amount set forth next to such Warrant holder’s name on the Post-Closing Downward Adjustment Schedule;

(iii) in the event of an Upward Adjustment, the Paying Agent shall make a payment to such Warrant holder as set forth in Section 3.1(g); and

(iv) in the event that the Net Consideration Adjustment equals zero, the Paying Agent shall make a payment to such Warrant holder as set forth in Section 3.1(h).

(c) Except for the right to receive a portion of the Merger Consideration for which a Warrant may be exchanged, each Warrant holder shall have no further right with respect to such Warrant. Notwithstanding anything to the contrary contained in this Section 3.5, payment to a Warrant holder may be withheld in respect of such Warrant until a Warrant Cancellation Acknowledgment is received from such Warrant holder.

Section 3.6 Dissenting Stockholders.

(a) Notwithstanding anything to the contrary contained herein, shares of Target Stock held by the Holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Target Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration as set forth in Section 3.1. Such Holders of Dissenting Shares shall be entitled to receive payment of the appraisal value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL; provided that, if any Holder of Dissenting Shares (a “Dissenting Stockholder”) shall effectively withdraw or lose (through failure to perfect or otherwise) such Holder’s dissenters’ rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Shares shall automatically be cancelled, extinguished and represent only the right to receive that portion of the Merger Consideration as set forth in Section 3.1, without interest or dividends thereon, upon surrender of the certificate representing such shares.

(b) Target shall give Acquiror (i) prompt written notice of any written demand for appraisal received by Target pursuant to the DGCL and any other notice or instrument served in connection with such dissenters’ rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Acquiror, Target shall not make any payment with respect to, or settle or offer to settle, any such demand for appraisal.

(c) To the extent that Acquiror, Target or the Surviving Corporation (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (together, “Dissenting Share Payments”), Acquiror shall be reimbursed the amount of such Dissenting Share Payment from the Escrow Fund in accordance with Article X.

Section 3.7 Appointment of Paying Agent.

(a) On or before the Closing Date, Acquiror shall appoint an exchange agent hereunder (the “Paying Agent”) pursuant to a Paying Agent Agreement to receive the Merger Consideration due any Option holder, Warrant holder or Stockholder (collectively, the “Holders”) pursuant to this Article III. Except as otherwise provided in Section 3.1(i), any funds deposited by Acquiror with the Paying Agent shall be invested by the Paying Agent as directed by Acquiror. Earnings from such investments shall be the sole and exclusive property of Acquiror and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the Holders. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any of the instruments evidencing securities of Target for the benefit of the Holder thereof.

(b) Promptly following the later of (i) the first anniversary of the Effective Time and (ii) a date determined by Acquiror, the Paying Agent shall deliver to Acquiror (A) all cash, including any and all interest and other income or proceeds received by the Paying Agent thereto, received by the Paying Agent in respect of all funds made available to it, and, thereafter, any remaining Holders shall be entitled to look to the Surviving Corporation or any successor entity (subject to abandoned property, escheat and other similar laws), (B) instruments evidencing Target securities, and (C) other documents in its possession relating to the transactions contemplated hereby and the Paying Agent’s duties under this Section 3.7 shall terminate. Thereafter, each Holder of an instrument evidencing Target securities may surrender such instrument to the Surviving Corporation or any successor entity and (subject to any applicable abandoned property, escheat or similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest thereon, except as otherwise provided in this Agreement. Notwithstanding anything to the contrary contained in this Section 3.7, neither the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to any holder of Target securities for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c) Notwithstanding anything to the contrary contained herein, to the extent any Holder properly perfects its appraisal rights, the pro rata portion of the Merger Consideration that would otherwise be payable to such Holder for such Dissenting Shares in accordance with Section 3.3(a)(i) shall be returned to Acquiror by the Paying Agent.

(d) Each of the Surviving Corporation, Acquiror and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent or the Escrow Agent to deduct and withhold) from the consideration otherwise payable in connection with this Agreement to any Holder such amounts as it is required pursuant to Applicable Law to deduct and withhold with respect to Taxes; provided that the Surviving Corporation, Acquiror or Merger Sub, as the case may be, promptly pays when due such amount deducted and withheld to the appropriate Governmental Authority for the account of such Holder. To the extent that amounts are so withheld and paid, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 3.8 Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Target Companies, the directors and officers of Target and Acquiror are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES

OF TARGET

Except as otherwise disclosed to Acquiror in a schedule delivered to Acquiror by Target and the Indemnifying Stockholders prior to the execution of this Agreement (with specific reference to the representations and warranties to which the information in such schedule relates) (the “Disclosure Schedule”), Target hereby represents and warrants as of the date of this Agreement and as of the Closing to both Acquiror and Merger Sub as follows:

Section 4.1 Corporate Power. Target has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be performed by it. This Agreement has been duly authorized, executed, and delivered by Target and is the legal, valid, and binding obligation of Target enforceable against Target in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.2 No Violations. Except as set forth in Schedule 4.2, neither the execution, delivery, or performance of this Agreement by Target nor the consummation of the transactions contemplated hereby to be performed by it, nor the compliance by Target with any of the terms or provisions hereof will contravene or violate (a) any Applicable Law or Permit to which any Target Company is subject, (b) any judgment, order, writ, injunction, or decree of any court, arbitrator, or Governmental Authority or agency that is applicable to any Target Company, or (c) the charter or organizational documents of any Target Company; nor will such execution, delivery, or performance (i) violate, be in conflict with, or result in the breach of, any Material Contract or give any party with rights thereunder the right to terminate, cancel, or accelerate the rights or obligations of any Target Company thereunder, (ii) cause any acceleration of the maturity of any material note, instrument or other obligation to which any Target Company is a party or by which any Target Company is bound or with respect to which any Target Company is an obligor or guarantor or (iii) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) of any kind whatsoever upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of any Target Company, except in the case of clause (iii) above as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.3 Consents and Approvals. Except (a) as may be required pursuant to applicable Antitrust Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (c) as set forth in Schedule 4.3, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority is required to be made or obtained by any Target Company in connection with the execution, delivery, and performance of this Agreement by Target. Except as set forth in Schedule 4.3, no consent of, payment to or notice to any party to any contract to which either Target Company is a party or under which the Target Companies or any of their assets are bound or affected is required in connection with the valid execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of any transaction contemplated hereby or thereby.

Section 4.4 Corporate Existence. Each Target Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Target Company has all requisite corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such Permits, the lack of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Target Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5 Capitalization. Schedule 4.5 sets forth each Target Company, its jurisdiction of formation, its authorized capital stock or other equity interests, the amount as of the date of this Agreement of its outstanding capital stock or other equity interests and the record owner(s) of its outstanding capital stock or other equity interests. Except as set forth in Schedule 4.5, there are no shares of capital stock of or equity interests in any Target Company. The Indemnifying Stockholders beneficially own directly or indirectly 100% of the issued and outstanding Series C and Series D Preferred Stock of Target and approximately 97% of the issued and outstanding Common Stock of Target, assuming conversion of all outstanding shares of Series D Preferred Stock at a conversion rate of six shares of Common Stock for each share of Series D Preferred Stock, but not assuming any exercise of outstanding Options. Without taking into account the transactions contemplated by this Agreement, each share of Series D Preferred Stock of Target is convertible into six shares of Common Stock of Target. Schedule 4.5 sets forth the number of shares of Target Stock (a) reserved for issuance upon the exercise of options or warrants, (b) reserved for future issuance and (c) issued and held in treasury. None of the Target Stock is held by Subsidiary. All of the Target Stock and all of the outstanding capital stock or other equity interests of Subsidiary have, to the extent applicable, been duly authorized and validly issued, are fully paid and nonassessable, and are owned of record (and, with respect to Subsidiary, beneficially) by the record owners set forth in Schedule 4.5, and, with respect to the shares of capital stock of Subsidiary, are owned free and clear of any liens, pledges, charges, encumbrances, restrictions on transfer, claims, or options, other than Permitted Encumbrances. Schedule 4.5 sets forth for each Target Company all outstanding subscriptions, options, warrants, or other rights, calls or commitments to issue, or any obligations or commitments to purchase, any authorized capital stock or other equity interest or any securities convertible into or exchangeable for any of the authorized capital stock or other equity interest of each Target Company, including the names of holders of such rights and the exercise prices thereto. Except as set forth in Schedule 4.5, (i) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other equity based compensation or similar rights (other than stock options) with respect to any Target Company, and (ii) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target Companies. There are no declared or accrued but unpaid dividends with respect to the Target Stock.

Section 4.6 No Subsidiaries. Other than Subsidiary, there are no corporations or other legal entities in which any Target Company owns, directly or indirectly, any equity or ownership interest.

Section 4.7 Financial Statements; Internal Controls.

(a) Schedule 4.7(a) sets forth (i) the audited consolidated balance sheet as of December 31, 2004 (the “Balance Sheet Date”) of the Target Companies and the related consolidated statements of income and cash flows for the twelve-month period then ended, and (ii) the unaudited consolidated balance sheet of the Target Companies (the “Balance Sheet”) as of May 31, 2005 and the related consolidated statements of income and cash flows for the three-month period then ended (collectively, the “Financial Statements”). Except as set forth in Schedule 4.7(a), the Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (subject to normal year-end adjustments and, in the case of any unaudited Financial Statements, the lack of footnotes) and on that basis present fairly, in all material respects, the consolidated financial condition and consolidated results of operations as of the date thereof and for the period indicated of the Target Companies.

(b) The Financial Statements were prepared from the books and records of the Target Companies, which have been maintained in accordance with sound business practices and all applicable legal requirements and reflect all financial transactions of the Target Companies which are required to be reflected in accordance with GAAP. The Target Companies maintain accurate books and records reflecting their assets and liabilities and maintain a system of proper and adequate internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Target Companies in conformity with GAAP and to maintain accountability for the consolidated assets of the Target Companies, (iii) access to the assets of the Target Companies is permitted only in accordance with management’s general or specific authorization; (iv) the reporting of the assets of the Target Companies is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 4.8 Title to Assets; Encumbrances. The Target Companies own, license or lease all of the rights, properties and assets that are used or held for use in or necessary for the conduct or operation of the business as presently conducted of the Target Companies and all such tangible assets are operating in the ordinary course of business subject to normal maintenance and repair. Except as set forth in Schedule 4.8, the Target Companies have good and valid title to all of their assets and properties, real, personal, and mixed, in each case free and clear of liens, pledges, security interests, and other encumbrances of every kind, except for (a) liens for Taxes and assessments not yet due and payable, (b) liens for Taxes, assessments, and other charges, if any, the validity of which is being contested in good faith by appropriate action and for which adequate reserves have been provided on the Balance Sheet, (c) liens of employees and laborers for current wages not yet due, and (d) restrictions not materially affecting the present use of such assets or properties (collectively, the “Permitted Encumbrances”).

Section 4.9 Accounts Receivable. All trade accounts receivable reflected, and notes receivable included in, the Financial Statements (the “Accounts Receivable”) represent bona fide sales actually made or services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed or invoiced in the Ordinary Course of Business. Except to the extent expressly reserved against or reflected on the Financial Statements, the Target Companies know of no reason why such Accounts Receivable would not be collectible in the Ordinary Course of Business.

Section 4.10 Real Property.

(a) Neither Target Company owns, or has ever owned, any real property.

(b) Schedule 4.10(b) sets forth all leases of real property, occupancy agreements or similar agreements (the “Real Property Leases”) under which either Target Company is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person (the “Leased Real Property”), such list setting forth the location of each parcel of such Leased Real Property, the landlord thereof, the approximate square footage leased and the nature of the activities conducted on such Leased Real Property. Target has made available to Acquiror true, correct and complete copies of each Real Property Lease. With respect to the Real Property Leases, (i) to the Knowledge of Target, there exist no defaults under the Real Property Leases by the Target Companies and neither Target Company has received written notice of any such defaults and (ii) to the Knowledge of Target, there exist no defaults by any third party thereunder. Each Real Property Lease is a legal, valid and binding obligation of either Target Company, and, to the Knowledge of Target, each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth in Schedule 4.10(b), the consummation of the transactions contemplated by this Agreement will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease.

(c) None of the Leased Real Property is subject to any right or option granted by the Target Companies in favor of any Person (other than the Target Companies) to purchase or otherwise obtain title to such property, (i) to the Knowledge of Target, there is no pending or threatened, condemnation (or similar proceedings) of any part of the Leased Real Property, (ii) neither Target Company has assigned its interests under any Real Property Lease to any third party, (iii) no option has been exercised under any Real Property Lease, (iv) neither Target Company has received written notice within the last three years asserting that the utilities, access or parking for any parcel of Leased Real Property are inadequate for the current use and operation of such parcel, (v) to the Knowledge of Target, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Law that could, individually or in the aggregate, have a Material Adverse Effect, nor have the Target Companies received any notice of any special assessment proceedings affecting any Leased Real Property, or applied for any change to the zoning or land-use status of any Leased Real Property, (vi) to the Knowledge of Target, the landlord named on each of the Real Property Leases set forth in Schedule 4.10(b) has good and valid fee simple title in each such parcel of real property subject to the applicable Real Property Lease, subject to no exceptions which affect the use or operation thereof and subject to no monetary encumbrances, and (vii) to the Knowledge of Target, there are no defects, structural or otherwise, with respect to any of the Leased Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the use of such parcel of Leased Real Property by the Target or Subsidiary.

Section 4.11 Personal Property.

(a) Except as set forth in Schedule 4.11(a), the Target Companies have good and valid title to all material items of personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all material tangible items or personal property leased or licensed to them (collectively, the “Personal Property”), in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Personal Property (i) constitutes, in the aggregate, all personal property necessary for the operation or conduct of the business of the Target Companies as currently conducted and (ii) is, in the aggregate, in such operating condition and repair, normal wear and tear excepted, adequate for the operation of the business of the Target Companies as currently conducted.

Section 4.12 Bank Accounts. Schedule 4.12 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which each Target Company maintains safe deposit boxes, checking accounts or other accounts of any nature with respect to its business, (b) a list and description of each such account or box and (c) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.13 Compensation Arrangements; Employees.

(a) Schedule 4.13(a) sets forth (i) the names, titles and 2004 annual salaries, including any applicable bonus or any other non-equity based incentive awards, of all present officers and employees of any of the Target Companies and each other employee, consultant and agent whose current annual salary, including any target bonus payable pursuant to any plan or agreement (or if the Person does not have a target bonus, including the bonus actually paid for calendar year 2004), equals or exceeds $125,000, together with a statement of the full amount of all remuneration paid by any of the Target

Companies to each such Person and to any director of any such Target Company related to the year ended December 31, 2004, (ii) for the Persons listed on Appendix A, their current annualized base salary and (iii) all contracts or commitments by any of the Target Companies to increase the compensation or to modify the conditions or terms of employment of any of its officers or directors, or employees, consultants and agents (collectively, “Personnel”) whose current annual salary, including any target bonus payable pursuant to any plan or agreement, exceeds $125,000 per annum.

(b) To the Knowledge of Target, no Personnel of any of the Target Companies is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that will (i) affect the performance by such Person of his/her duties or (ii) affect the ability of the Target Companies to conduct their business.

(c) To the Knowledge of Target, no executive, key employee, or significant group of employees plans to terminate employment with any of the Target Companies during the next twelve months.

Section 4.14 Absence of Undisclosed Liabilities. No Target Company has any liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) except (a) to the extent reflected in the Balance Sheet, (b) those liabilities or obligations set forth in Schedule 4.14, or (c) those liabilities or obligations incurred in the Ordinary Course of Business since the Balance Sheet Date which would not be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there is no pending, or to the Knowledge of Target, threatened claim by any director or officer of any Target Company for indemnification by any Target Company.

Section 4.15 Absence of Changes or Events. Except as otherwise contemplated by this Agreement or such actions as have been taken in connection with the transactions contemplated hereby, since the Balance Sheet Date the business of the Target Companies has been conducted in the Ordinary Course of Business and there has not been, except as set forth in Schedule 4.15:

(a) any event, occurrence, development or state of circumstances or facts that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Target Companies or any repurchase, redemption or other acquisition by any of the Target Companies of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Target Companies;

(c) any amendment of any material term of any outstanding security of the Target Companies;

(d) any incurrence, assumption or guarantee by any Target Company of any Indebtedness other than (i) with respect to existing bank arrangements in the Ordinary Course of Business, or (ii) trade payables and accrued liabilities in the Ordinary Course of Business;

(e) any making of any material loan, advance or capital contribution to or investment in any Person;

(f) except as required by Applicable Law, any adoption or material amendment in any respect of any material bonus, profit sharing, compensation, severance, termination, stock option,

stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director or elected officer of any Target Company;

(g) any damage, destruction or loss not covered by insurance, that has or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(h) any taking of the actions set forth in Section 7.6(b);

(i) a loss of service of any Personnel who are material, individually or in the aggregate, to the operations or conduct of the Target Companies, as the case may be;

(j) any cancellations or terminations by any material supplier, customer or contractor of the Target Companies; and

(k) any material damage to or loss or theft of any of the material assets of the Target Companies.

Section 4.16 Permits; Compliance with Laws.

(a) Except as set forth in Schedule 4.16(a), each of the Target Companies has complied in all material respects with each, and is not in violation of any, Applicable Law (including Environmental Laws) and has not failed in any respect to obtain or adhere to the requirements of any material Permit of either Target Company. Schedule 4.16(a) sets forth all Permits held by the Target Companies. The Target Companies hold all Permits necessary for the lawful conduct of their business as presently conducted under and pursuant to all Applicable Law. Except as set forth in Schedule 4.16(a), all Permits of the Target Companies have been legally obtained and maintained and are valid and in full force and effect. The Target Companies are duly licensed to conduct their business as presently conducted in all states in which their business is conducted and are in compliance with all of the terms and conditions of such licenses. There has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Permits of either Target Company. Except as set forth in Schedule 4.16(a), no outstanding material violations are recorded in respect of any Permit of a Target Company. Except as set forth in Schedule 4.16(a), no proceeding is pending or, to the Knowledge of Target, threatened, to suspend, revoke, withdraw, modify or limit any Permit of a Target Company.

(b) To the Knowledge of Target:

(i) no Hazardous Substances have been Released or threatened to be Released by, or in connection with the business of, any Target Company from, onto or under any of the properties (including soils, groundwater, surface water, buildings or other structures) currently leased, operated or otherwise used by any Target Company;

(ii) no Hazardous Substances were Released or threatened to be Released by, or in connection with the business of, any Target Company from, onto or under any of the properties formerly leased, operated or otherwise used by any Target Company during the period of such lease, operation or use;

(iii) no Target Company is subject to any material liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party; and

(iv) there are no other conditions, circumstances, activities, incidents, actions, or omissions relating to or in any way affecting any Target Company that are reasonably likely to give rise to any material liability under any Environmental Law.

(c) Schedule 4.16(c) sets forth all environmental investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of, or otherwise in the possession of, Target with respect to any property currently or formerly owned or operated by Target, which have been delivered to Acquiror prior to the date of this Agreement.

Section 4.17 Litigation. Except as set forth in Schedule 4.17, no Target Company is a party to any pending or, to the Knowledge of Target, threatened, action, claim, suit, opposition, challenge, charge, litigation, arbitration, or investigation (collectively, “Proceedings”) of or before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority that, if determined adversely to the interests of the Target Companies, would be reasonably likely to result in Losses in excess of $150,000. Except as set forth in Schedule 4.17, no Target Company is subject to any order, decree, injunction, writ, settlement or, to the Knowledge of Target any judgment, or other directive of any court, arbitrator or governmental, regulatory or administrative office, body or authority. There is no pending or, to the Knowledge of Target, threatened, litigation, arbitration, investigation, or other proceeding involving any Target Company of or before any court, arbitrator, or governmental, regulatory, or administrative official, body, or authority that questions the validity of this Agreement or is reasonably likely to prevent or materially delay the consummation by Target of the transactions contemplated by this Agreement.

Section 4.18 Material Contracts.

(a) Except as set forth in Schedule 4.18, no Target Company is party to any written or oral contracts of the following types (each a “Material Contract”):

(i) employment or consulting contracts;

(ii) contracts involving an amount in excess of $250,000 for the future purchase of, or payment for, supplies, products, equipment or services;

(iii) contracts involving an amount in excess of $250,000 to sell or supply products or to perform services;

(iv) partnership or joint venture agreements;

(v) collective bargaining agreements with any labor union;

(vi) contracts containing a covenant limiting or restraining freedom or ability of the Target Companies from engaging or competing in any lines or business with any person, firm, corporation or other entity;

(vii) loan agreements, notes, mortgages, indentures, security agreements, letters of credit or other contracts for the borrowing or lending of money by the Target Companies;

(viii) contracts under which the Target Companies agree to indemnify any Person, other than in the Ordinary Course of Business;

(ix) other contracts involving amounts in excess of $250,000 and which cannot be terminated in their entirety within one year without material cost;

(x) contracts relating to the Company Proprietary Rights (other than trade secrets and know-how); and

(xi) to the extent not previously disclosed pursuant to this Section 4.18, contracts for the provision or supply of pharmaceutical products or pharmacy related services by the Target Companies in excess of $250,000.

(b) Each of the Material Contracts is a valid and binding obligation of Target and/or Subsidiary and, to the Knowledge of Target, is a valid and binding obligation of each other Person party thereto, and is in full force and effect enforceable against the parties thereto in accordance with its terms. Each Target Company has duly complied with its material obligations under each Material Contract. To the Knowledge of Target, no event has occurred which may be grounds for termination of any Material Contract. No Target Company is a party to any Material Contract of which it or, to the Knowledge of Target, any other party, is or is alleged to be in breach or violation of or in default in respect of or, but for the requirements of notice or lapse of time or both, would be materially in default.

Section 4.19 Taxes. Except as set forth in Schedule 4.19:

(a) All Tax Returns required to be filed by or with respect to any Target Company have been timely filed (taking into account extensions to file). All such Tax Returns (i) were prepared in the manner required by Applicable Law, (ii) are true, correct and complete in all material respects and (iii) accurately reflect the liability for Taxes of each Target Company.

(b) Each Target Company has timely paid, or caused to be timely paid, all Taxes due and payable, whether or not shown (or required to be shown) on a Tax Return, and the Target Companies have accrued on the Balance Sheet for the payment in full of all Taxes not yet due and payable as of May 31, 2005. Since May 31, 2005, no Target Company has incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business.

(c) Each Target Company has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, as well as similar provisions under any other Applicable Laws, and, without limiting the foregoing, has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and paid over to the proper Governmental Authorities all material amounts required.

(d) No Target Company has entered into a closing agreement pursuant to Section 7121 of the Code. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no written claim, proposal or assessment or, to the Knowledge of Target, any other claim, proposal or assessment, against any Target Company asserting any deficiency for Taxes.

(e) No written claim or, to the Knowledge of Target any other claim, has ever been made by any Tax authority with respect to any Target Company in a jurisdiction where any Target Company does not file Tax Returns that any Target Company may be subject to taxation by that jurisdiction.

(f) No extension of time with respect to any date by which a Tax Return was or is to be filed by any Target Company is in force, and no waiver or agreement by any Target Company is in force for the extension of time for the assessment or payment of any Taxes. No Target Company has granted a power of attorney to any Person with respect to any Tax period.

(g) At all times during their existence, the Target Companies have been and continue to be members of the affiliated group (within the meaning of section 1504(a)(1) of the Code) for which Target files a consolidated return as the common parent, and have not been includible in any other consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired.

(h) No Target Company is a party to, and no Target Company owns an interest in, a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(i) Except for the Options and Warrants, there are no outstanding options, warrants, securities convertible into stock or other contractual obligations that would be treated for federal income tax purposes as stock or another equity interest in any Target Company.

(j) No Target Company has agreed or, to its Knowledge, is required to include in income any adjustment under Section 481 of the Code (or an analogous provision of Applicable Law) by reason of a change in accounting method or otherwise.

(k) No Target Company is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnifying for or liability for, Taxes.

(l) No Target Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(m) No Target Company has any deferred income reportable for tax purposes for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in a period ending on or before the Closing Date.

(n) No depreciation or amortization with respect to any of the assets of the Target Companies is subject to disallowance under Section 197(f)(9) of the Code or otherwise.

(o) Target has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five year period ending on the Closing Date.

(p) No Target Company has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(q) The merger of XLR Remainder Corporation with and into Target on March 7, 2003 qualified as a reorganization under Section 368 of the Code.

(r) From and after the Closing, no amount paid or payable by the Target Companies in connection with the transactions provided for herein (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code; provided that this Section 4.19(r) shall not apply with respect to any amounts payable under agreements entered into by Acquiror or its affiliates other than those specifically described in this Agreement.

(s) All stock options set forth in Schedule 4.5 were granted in consideration of performance of services by an employee, independent contractor or director of the Target Companies.

Section 4.20 Employee Benefit Matters.

(a) Schedule 4.20(a) sets forth a list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other material employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change in control, and fringe benefit plans (other than any employment or personnel policy, practice, or procedure) maintained, contributed to or required to be contributed by any Target Company for current or former employees or other service providers of any Target Company, or with respect to which any Target Company could incur liability under Section 4069, 4201, or 4212(c) of ERISA (collectively, the “Benefit Plans”). With respect to each Benefit Plan, the Target Companies have made available to Acquiror true, complete and correct copies of the following, if any: (i) the most recent summary plan description for each Benefit Plan for which a summary plan description is required; (ii) such Benefit Plan, and each trust agreement relating to such Benefit Plan; (iii) the three most recent annual reports (Form 5500) for each Benefit Plan for which such report is required to be filed; (iv) the actuarial reports for the last three years for each Benefit Plan for which such a report is required under ERISA; and (v) the most recent determination letter (or opinion letter) issued by the IRS with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code. Except as specifically provided in the foregoing documents delivered to Acquiror, there are no amendments to any Benefit Plan that have been adopted or approved by any Target Company that are not reflected in the applicable Benefit Plan and no Target Company has undertaken to or committed to make any such amendments or to establish, adopt or approve any new Benefit Plan.

(b) With respect to the Benefit Plans, to the Knowledge of Target, there exists no event, conditions, or set of circumstances that has or will subject any Target Company to any liability under the terms of such Benefit Plans, ERISA, the Code, or any other Applicable Law that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(c) With respect to the Benefit Plans, the Target Companies have complied, and are now in compliance, in all material respects with the applicable provisions of Applicable Law and each Benefit Plan has been administered in all material respects in accordance with its terms, including the making of all required contributions and the reflection by the Target Companies of all required accruals on their consolidated financial statements.

(d) The IRS has issued a favorable determination letter (or opinion letter) with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code and the related trust that has not been revoked, and to the Knowledge of Target, no existing circumstances and no events have occurred that could adversely affect the qualified status of any such Benefit Plan or the related trust.

(e) With respect to any Benefit Plan covered by Title I of ERISA, no non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred which will cause any Target Company to incur a material liability under ERISA or the Code. No Target Company sponsors or contributes to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Target Company nor any entity that, together with any Target Company, would be treated as a single employer under Section 414 of the Code has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(f) There are no pending or, to the Knowledge of Target, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, any Target Company or any employee or administrator thereof in connection with the existence, operation or administration of an Benefit Plan, other than routine claims for benefits.

(g) Except as set forth in Schedule 4.20(g), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (either alone or in conjunction with any other event (which event would not alone have an effect described in the following clauses (i) through (iii))) (i) cause or result in any payment, the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, consultant, officer, director or other service provider of the Target Companies, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of the Target Companies to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(h) Except as set forth in Schedule 4.20(h), no Target Company, nor any person acting on behalf of a Target Company, has made or entered into any legally binding commitment with, any current or former directors, officers, employees, consultants or independent contractors of the Target Companies to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plan will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any Benefit Plan will be made available to such employees, or (v) any trusts or other funding mechanisms will be required to be funded.

Section 4.21 Intellectual Property Matters.

(a) Except as set forth in Schedule 4.21(a): (i) the Target Companies are the sole owners of, free and clear of any Encumbrance, other than Permitted Encumbrances, or have a valid license to (without the payment of any royalty except with respect to off-the-shelf software and maintenance and technical support fees in certain software licenses, except as is specifically set forth in Section 4.22, and otherwise on commercially reasonable terms), all material (A) trademarks, service marks, logos and designs, trade, assumed, d/b/a and corporate names, and the goodwill associated with any of the foregoing; (B) Internet domain names; (C) patents; (D) copyrights; (E) web site content; (F) trade secrets, research and development, computer software, formulae, know-how; and (G) the “Xeris System” proprietary software platform and any related or comparable proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing used or held for use in or licensed to, and necessary for the conduct of the business of the Target Companies as now conducted (collectively, the “Company Proprietary Rights”); (ii) no Target Company has received a written demand, claim, notice or inquiry from any Person in respect of the Company Proprietary Rights which challenges, threatens to challenge, inquires as to the validity of, or inquires as to the rights of the Target Companies in, any of the Company Proprietary Rights, and Target has no Knowledge of any basis for any such challenge; (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the business of the Target Companies as currently operated does not infringe, and has not infringed at any time during the past five years, any valid and enforceable proprietary rights of any other Person; (iv) the “Xeris System” proprietary software platform does not infringe any valid and enforceable proprietary rights of any other Person; (v) to the Knowledge of Target, no Person is infringing any of the Company Proprietary Rights; (vi) the Target Companies have obtained from all consultants who had a role constituting authorship or inventorship in the conception or development of the invention or authorship of any of the Company Proprietary Rights agreements to assign all rights with respect thereto, and the Target Companies have obtained from all past employees who were hired prior to 2002 and who would be reasonably expected to have access to trade secrets included in the Company Proprietary Rights, and from all present employees and employees hired since 2002, either an employment agreement or a noncompete, nondisclosure, and nonsolicitation agreement, forms of which are set forth in Schedule 4.21(a); and (vii) to the Knowledge of Target, no officer, employee or agent of any of the Target Companies who would reasonably be expected to have access to trade secrets included in the Company Proprietary Rights, has divulged, furnished to or made accessible to any Person, such trade secrets to the material detriment of the Target Companies.

(b) Schedule 4.21(b) contains a complete and accurate list of the Company Proprietary Rights (excluding trade secrets and know-how) and all license and other agreements relating thereto.

Section 4.22 Information Technology.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Target Companies have paid all maintenance fees and performed all acts specified by vendors of the Company IT Systems for maintaining such systems and the Target Companies have taken commercially reasonable steps to maintain the Company IT Systems in accordance with standards prudent in the relevant industry to ensure proper operation, monitoring and use, (ii) the Company IT Systems are in sufficiently good working condition to effectively perform all information technology operations necessary for the conduct of the business of the Target Companies, and (iii) the Target Companies have not experienced within the past twelve months any disruption to, or interruption in, their conduct of the business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company IT Systems.

(b) Except for scheduled or routine maintenance which does cause any material disruption to, or material interruption in, the conduct of the business of the Target Companies, the Company IT Systems are, taken as a whole, available for use during normal working hours. The Target Companies have taken reasonable commercial steps to provide for the back-up and recovery of the data and information critical to the conduct of the business of the Target Companies (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Target Companies. The Target Companies have sufficient rights to use data or information and corresponding analyses generated therefrom in the conduct of their business, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. With respect to each item of software that is critical to the operation of the business of the Target Companies (other than “off-the-shelf” commercially available software), each Target Company either currently possesses the corresponding source code, is party to an industry-standard escrow agreement under which such source code shall be released to such Target Company under customary release conditions, or licenses said software from an intermediate licensee who possesses either of the foregoing, in each case with the right to use and modify such source code in connection with the continued operation of the business of such Target Company.

(c) For purposes of this Section 4.22, “Company IT Systems” shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information in electronic format, which technology and systems are used in the conduct of the business of the Target Companies.

Section 4.23 Insurance. The Target Companies have in place insurance policies in amounts and types that are customary in the industry for similar companies and sufficient to cover the full value of the properties and assets of the Target Companies, and all such policies are valid and in full force and effect. Schedule 4.23 sets forth a complete and accurate list and an accurate summary (including the named insured, whether occurrence or claims made policy, premiums, coverage, deductibles and expiration dates, broker and carrier) of all insurance policies (other than the insurance policies listed in

Schedule 4.20(a)) currently maintained relating to the Target Companies. To the Knowledge of Target, all insurance premiums due on such policies have been paid in full when due, and no notice of cancellation or termination has been issued or received by any Target Company. The Target Companies have complied in all material respects with the provisions of such policies. No Proceedings are pending or, to the Knowledge of Target, threatened, or during the prior three year period were instituted or threatened, to revoke, cancel, limit or otherwise modify such policies and no notice of cancellation of any such policies has been received.

Section 4.24 No Broker. Except for Citigroup Global Markets Inc., whose fees and expenses are the sole responsibility of Target, no broker or finder has acted directly or indirectly for Target in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of Target.

Section 4.25 Board Approval; Vote Required. The Board of Directors of Target has, as of the date of this Agreement, unanimously (a) approved, subject to stockholder approval, the Merger, this Agreement and the transactions contemplated hereby, (b) determined that the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders, and (c) recommended that the stockholders of Target approve this Agreement and the Merger. The affirmative vote or written consent of the holders of a majority of the outstanding (x) Common Stock and Series D Preferred Stock of Target, voting together as a single class on an as converted basis and (y) Series D Preferred Stock of Target, voting as a class, are the only votes of the holders of any class or series of capital stock of Target necessary to approve the Merger, this Agreement and the transactions contemplated hereby and delivery of the Stockholder Written Consents is sufficient for stockholder approval of such matters. No state anti-takeover statute, similar statute or regulation or anti-takeover provision in the Amended and Restated Certificate of Incorporation or Bylaws of Target are applicable to the Merger, this Agreement and the transactions contemplated hereby. Target is not a party to any “stockholder rights plan” or similar anti-takeover plan or device.

Section 4.26 Books and Records. Target has made available to Acquiror true and complete copies of the minute books of the Target Companies. The minute books of the Target Companies, as the case may be, accurately reflect in all respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, Board of Directors (or other governing body) and all committees of the Board of Directors (or other governing body) of the Target Companies, as the case may be.

Section 4.27 Inventory. At the Closing, the inventory of the Target Companies (the “Inventory”), will be items of good quality and usable or saleable by the business of the Target Companies in the Ordinary Course of Business and merchantable and fit for the purpose for which such Inventory was procured or manufactured. The Inventory of the Target Companies at the Closing will be of a quantity and quality that is reasonable and warranted in the circumstances of the business of the Target Companies. All of the pharmaceuticals, drugs and biologicals included in Inventory have been properly stored in a manner consistent with industry standards and are in date and are properly labeled and packaged.

Section 4.28 Product Returns and Warranties. There are no liabilities for product returns other than those arising in the Ordinary Course of Business. To the Knowledge of Target, there are no threatened claims for (a) product returns, (b) warranty obligations or (c) product services, other than in the Ordinary Course of Business. The Target Companies have not made any express or implied warranties with respect to products sold or distributed by the Target Companies (other than passing on warranties made by the manufacturers thereof) and, to the Knowledge of Target, no other warranties have been made by Personnel. Target has no Knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any pharmaceutical or other product sold or distributed by the Target Companies in connection with or otherwise relating to the business of the Target Companies.

Section 4.29 Absence of Certain Business Practices. Since June 30, 2002, neither Target Company, nor any Affiliate, director, officer, shareholder, employee or agent of the Target Companies, nor any other Person acting on behalf of the Target Companies, directly or indirectly, has given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which (a) could reasonably be expected to subject the business of the Target Companies, Acquiror or the Surviving Corporation to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (b) if not given in the past, might have been reasonably expected to, individually or in the aggregate, have had a Material Adverse Effect or (c) if not continued in the future, might be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect or which might subject the Target Companies, Acquiror or the Surviving Corporation to suit or penalty in any private or governmental litigation or Proceeding.

Section 4.30 Compliance with Healthcare Laws. With respect to the business of the Target Companies:

(a) Each Target Company and, to the Knowledge of Target, each of the managing employees (as defined in Section 1126(b) of the Social Security Act, 42 U.S.C. 1320a-5(b)), directors, officers and employees of the Target Companies, have complied in all material respects with all Applicable Laws with respect to healthcare regulatory matters (including the Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b), including Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the “Federal Anti-Kickback Statute,” The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute,” the statute commonly referred to as the “Federal False Claims Act,” the Health Insurance Portability and Accountability Act of 1996 (HIPAA), and the regulations issued pursuant thereto and all statutes and regulations relating to the possession, distribution, maintenance and documentation of controlled substances) (collectively, “Healthcare Laws”). Each Target Company has maintained all records required to be maintained by applicable Healthcare Laws. No Target Company has received any written notice or, to the Knowledge of Target, any other communication from any Governmental Authority to the effect that it is not in compliance with any Healthcare Law, except where (i) a failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) to the Knowledge of Target, the compliance issue addressed by any such communication has been resolved. To the Knowledge of Target, there are no presently existing circumstances which could result or are reasonably likely to result in violations of any Healthcare Laws, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the Knowledge of Target, no managing employee, director, officer or employee of the Target Companies has (i) been convicted of or is currently charged with or being investigated for a Healthcare Program related offense, (ii) been convicted of, or is currently charged with or being investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or (iii) been excluded or suspended from participation in any Healthcare Program, been debarred, suspended or are otherwise ineligible to participate therein, or committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(c) The Target Companies do not receive and have not received payment directly from any Healthcare Program other than the federal Medicare program and state Medicaid programs.

Target is qualified and meets the supplier standards at 42 C.F.R. 424.57 for participation in the federal Medicare program as a supplier of durable medical equipment orthotics, prosthetics and supplies and each state Medicaid program for which qualification is necessary to operate its business as currently operated except where such noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. Target has not received any written notice or, to the Knowledge of Target, any other communication indicating that such qualification may be terminated or withdrawn, nor does Target have any reasonable belief that such qualification may be terminated or withdrawn. Target has timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including Medicaid and Medicare), except where the failure to file such claims and reports would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and, to the Knowledge of Target, all such claims or reports are complete and accurate in all material respects. To the Knowledge of Target, Target has no liability to any payor with respect thereto, except for liabilities incurred in the Ordinary Course of Business. There are no pending appeals, adjustments, challenges, audits or notices of intent to reopen Medicare or Medicaid claim determinations or other reports or claims required to be filed by Target other than routine adjustments, challenges appeals, reopenings and routine audits arising in the Ordinary Course of Business, and there are no pending overpayment determinations or litigation that would, individually or in the aggregate, have a Material Adverse Effect.

(d) All services now being provided by, and to the Knowledge of Target, all pharmaceutical or other products now being distributed by and included in the inventory of each Target Company complies in all material respects with all Applicable Laws of all jurisdictions in which the Target Companies currently distribute such pharmaceutical or other products or provide such services.

Section 4.31 Labor Relations. No Target Company is a party to any labor or collective bargaining agreement. There are no material controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes pending or, to the Knowledge of Target, threatened, between the Target Companies and any representatives (including unions and any bargaining unit) of any of their employees. To the Knowledge of Target, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Target Companies. Except as set forth in Schedule 4.31, there are no pending or, to the Knowledge of Target, threatened, complaints, charges or claims against the Target Companies brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any of the Target Companies or, relating to the employees or other persons providing services to or on behalf of the Target Companies. The Target Companies are in compliance in all material respects with all laws, regulations and orders applicable to such company or the employees or other persons providing services to or on behalf of such company, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, WARN Act, collective bargaining, discrimination, civil rights, safety and health, and workers’ compensation.

Section 4.32 Guarantees and Indebtedness. Neither Target Company is a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person. Schedule 4.32 sets forth the amount of all Indebtedness of the Target Companies for borrowed money as of the date hereof.

Section 4.33 Material Customers and Suppliers. Schedule 4.33 sets forth the names of the ten suppliers and ten customers to whom the Target Companies paid or received the greatest sum of money in respect of services, products or materials provided to or from the Target Companies during the year ended December 31, 2004. Except as set forth in Schedule 4.33, since the Balance Sheet Date, neither Target Company has received any written notice nor, to the Knowledge of Target, any other notice, that any customer or supplier of the Target Companies intends to cancel any contract or materially reduce the level of business it conducts with the Target Companies, as the case may be.

Section 4.34 Interested Party Transactions. Except as set forth in Schedule 4.34, there are no existing and, since January 1, 2003, there have been no contracts, transactions or other arrangements, or any related series thereof, between the Target Companies and any of their directors, officers, employees, or stockholders (except for amounts due as normal salaries and bonuses and in reimbursement for ordinary expenses).

Section 4.35 No Other Agreements to Sell the Target Companies. Except as set forth in Schedule 4.35, neither Target Company nor, to the Knowledge of Target, any stockholder of the Target Companies, has any legal obligation, absolute or contingent, to any other Person to sell Target or the Target Companies, their business, assets or any portion thereof or to sell any capital stock of the Target Companies or to effect any merger, consolidation or other reorganization of the Target Companies or to enter into any agreement with respect thereto, except pursuant to this Agreement.

Section 4.36 McKesson Settlement Agreement. All “Obligations” (as defined in the McKesson Settlement Agreement) of Target pursuant to the McKesson Settlement Agreement have been satisfied in full and the negative covenants contained therein are no longer in effect.

ARTICLE V — REPRESENTATIONS AND

WARRANTIES OF PREFERRED STOCKHOLDERS AND MANAGEMENT STOCKHOLDERS

Each Preferred Stockholder and Management Stockholder hereby represents and warrants as of the date of this Agreement and as of the Closing to Acquiror and Merger Sub severally, and not jointly, as follows:

Section 5.1 Authority; No Violation; Consent.

(a) Such stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such stockholder and is the legal, valid and binding obligation of such stockholder enforceable against such stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Neither the execution, delivery or performance of this Agreement by such stockholder nor the consummation by the stockholder of the transactions contemplated hereby to be performed by it, nor the compliance by such stockholder with any of the terms or provisions hereof, will (i) violate any Applicable Law or Permit with respect to such stockholder or any of its properties or assets, (ii) violate, conflict with, result in a breach of any provision of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such stockholder is a party, or by which such stockholder or any of its properties or assets may be bound or affected, or (iii) result in the imposition of any Encumbrance upon the properties or assets of such stockholder.

(c) No authorization, approval, or consent of, and no registration or filing with, any Governmental Authority is required to be made or obtained by such stockholder in connection with the execution, delivery, and performance of this Agreement by such stockholder.

Section 5.2 Ownership of Target Securities. Such stockholder is the sole record and beneficial owner of the capital stock of Target designated as being owned by such stockholder set forth in Schedule 5.2. Such capital stock is not subject to any Encumbrances or to any rights of first refusal of any kind, and such stockholder has not granted any rights to purchase such capital stock to any other Person. Such capital stock and common stock constitutes all of the capital stock of Target owned, beneficially or of record, by such stockholder. Except as set forth in Schedule 5.2, such stockholder has no options, warrants or other rights to acquire Target Stock.

Section 5.3 Absence of Claims.

(a) Such stockholder is not a party to any, and there are no pending or, to the Knowledge of such stockholder, threatened, Actions against or otherwise affecting such stockholder, or any of its assets or challenging the validity or propriety of the transactions contemplated by this Agreement or relating to the ownership of the shares of capital stock held by such stockholder, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon such stockholder or any of its assets that impairs the ability of such stockholder to enter into, or to perform any of its obligations under, this Agreement or any other agreement or document related hereto or contemplated hereby.

(b) Such stockholder has no claim against Target or Subsidiary whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law, arising out of events or circumstances that have occurred as of the date hereof or prior to the date hereof.

Section 5.4 No Broker. Except for Citigroup Capital Markets Inc., whose fees and expenses are the sole responsibility of Target, no broker or finder has acted directly or indirectly for such stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of such stockholder.

ARTICLE VI — REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants as of the date of this Agreement and as of the Closing to Target and each Preferred Stockholder and Management Stockholder as follows:

Section 6.1 Authority; No Violation.

(a) Each of Acquiror and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by each of Acquiror and Merger Sub, as applicable, and are the legal, valid and binding obligation of each of Acquiror and Merger Sub enforceable against each of Acquiror and Merger Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Neither the execution, delivery or performance of this Agreement by each of Acquiror and Merger Sub nor the consummation by each of Acquiror and Merger Sub of the transactions contemplated hereby to be performed by each of Acquiror and Merger Sub, nor the compliance by each of Acquiror and Merger Sub with any of the terms or provisions hereof, will (i) violate any Applicable Law with respect to Acquiror or Merger Sub or any of their respective properties or assets, (ii) violate, conflict with, result in a breach of any provision of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Merger Sub is a party, or by which Acquiror or Merger Sub or any of their respective properties or assets may be bound or affected, or (iii) result in the creation or imposition of any Encumbrance upon the properties or assets of Acquiror or Merger Sub.

(c) Except (i) as may be required pursuant to applicable Antitrust Laws or (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority or any other Person is required to be made or obtained by either Acquiror or Merger Sub in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents by each of Acquiror and Merger Sub.

Section 6.2 No Broker. Except for Wachovia Capital Markets, LLC, whose fees and expenses are the sole responsibility of Acquiror, no broker or finder has acted directly or indirectly for Acquiror or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements, or understandings made by or on behalf of Acquiror or Merger Sub.

Section 6.3 Absence of Claims. Neither Acquiror nor Merger Sub is a party to any, and there are no pending or, threatened, Actions against or otherwise affecting Acquiror or Merger Sub, or any of their assets or challenging the validity or propriety of the transactions contemplated by this Agreement.

ARTICLE VII — COVENANTS

Section 7.1 Confidentiality and Announcements.

(a) Except as provided below in this Section 7.1, none of the parties hereto, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement other than (i) with the prior written consent of the other parties hereto, or (ii) as required by any Applicable Law, the applicable rules of any stock exchange, or any Governmental Authority upon prior notice to the other parties hereto. Acquiror and Target shall agree with each other as to the form, timing and substance of any press release or public disclosure related to this Agreement or the transactions contemplated hereby; provided that (x) such agreement shall not be unreasonably withheld or delayed, and (y) nothing contained herein shall prohibit Acquiror or Target, following notification and consultation with the other party, from making any such disclosure if required by any Applicable Law, the applicable rules of any stock exchange or any Governmental Authority. Notwithstanding anything to the contrary contained in this Section 7.1, after receipt of prior written consent of Acquiror (which shall not be unreasonably withheld or delayed), Target shall be permitted to disclose the existence of this Agreement (but not the terms or provisions) to (A) those of its customers, suppliers and sales representatives with whom Target has entered into a non-disclosure agreement and (B) those third parties whose consent is required as set forth in Schedule 9.1(e).

(b) The parties hereto acknowledge that from and after the date hereof, each of Acquiror and Merger Sub, on the one hand, and Target, the Indemnifying Stockholders and the Stockholder Representative, on the other hand, shall keep confidential all information (whether in oral or written form, electronically stored or otherwise) received by the other party that is related in any way to the proposed Merger, this Agreement, the Transaction Documents and the other transactions contemplated hereby (collectively, “Confidential Information”); provided that any Confidential Information that (i) was or becomes generally available to the public other than as a result of a disclosure by the party receiving the Confidential Information in violation of this Agreement, (ii) was or becomes available to a party on a non-confidential basis from a source other than the party disclosing the Confidential Information or its members, managers, directors, officers, employees, partners, agents or advisors (collectively, “Representatives”); provided, further, that such source was not bound by any agreement or obligation to keep such information confidential or (iii) was independently developed by the party receiving the Confidential Information or its Representatives without reference to the Confidential Information, shall not be subject to the restrictions contained in this Section 7.1(b). Notwithstanding anything to the contrary contained herein, a party may disclose the Confidential Information to its Representatives who need to know such Confidential Information to evaluate the transactions contemplated by this Agreement or the Transaction Documents, are informed of its confidential nature, and agree to abide by this Section 7.1(b). In the event that a party or any of its Representatives is required by Applicable Law, regulation, supervisory authority or other applicable judicial or governmental order to disclose any of the Confidential Information, Acquiror and Merger Sub, on the one hand, and Target, the Indemnifying Stockholders and the Stockholder Representative, on the other hand, shall provide the other party with prompt written notice, unless notice is prohibited by law, of any such request or requirement so that the other party may seek a protective order or other appropriate remedy. If, failing the entry of a protective order (which the party required to disclose will use its reasonable commercial efforts to obtain), the party required to disclose the Confidential Information is, in the opinion of its counsel, compelled to disclose such Confidential Information, such party may disclose that portion of the Confidential Information that counsel advises that such party is compelled to disclose and will exercise reasonable commercial efforts to obtain assurance to the extent possible that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the party required to disclose the Confidential Information will use its reasonable commercial efforts to, and will not oppose action by the other party to, obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. The parties’ obligations under this Section 7.1 shall survive the termination of this Agreement.

Section 7.2 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Acquiror and Target shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including legal, accounting, brokerage and other fees and expenses; provided that the Closing Acquisition Expenses shall be paid by Target out of Target’s cash immediately prior to the Closing.

Section 7.3 Regulatory Matters; Third Party Consents.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Acquiror and Target shall cooperate with each other and (i) shall use their reasonable commercial efforts promptly to prepare and to file all necessary documentation, and to effect all registrations, applications, notices, petitions and filings, with each Governmental Authority that are necessary or advisable to consummate the transactions contemplated by this Agreement, and (ii) shall use their reasonable commercial efforts to obtain as promptly as practicable any Permit of such Governmental Authority that is necessary or advisable to consummate the transactions contemplated by this Agreement.

(b) Acquiror and Target shall cooperate with each other and (i) shall use their reasonable commercial efforts promptly to prepare and to file all necessary documentation, and to effect all registrations, applications, notices, petitions and filings, with each third party (other than a Governmental Authority) that are necessary or advisable to consummate the transactions contemplated by this Agreement, and (ii) shall use their reasonable commercial efforts to obtain as promptly as practicable any Permit of such third party that is necessary or advisable to consummate the transactions contemplated by this Agreement.

(c) Acquiror and Target shall have the right to review in advance, and shall consult with the other party on, and consider in good faith the views of each other, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to Target or Acquiror, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any Governmental Authority or any other third party in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of any Permit of a Governmental Authority or other third party necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised of the status of obtaining any such Permit. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings and registrations relating thereto, and any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall also promptly deliver to the other party a copy of each notice, order, opinion and other item of correspondence received from or sent to any Governmental Authority by such filing party in respect of any such application, notice, petition, filing or registration. In exercising the foregoing rights and obligations, Acquiror and Target shall act reasonably and promptly.

(d) Acquiror and Target shall, upon the request of the other party, promptly furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Acquiror and/or Target to any Governmental Authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

(e) Acquiror and Target shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f) HSR Act.

(i) Notwithstanding anything to the contrary contained herein, Acquiror and Target shall make an initial filing of notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days after the date hereof. Acquiror and Target shall promptly furnish each other (or their counsel) all such necessary information and reasonable assistance as the other may request in connection with its preparation of the necessary filings or submissions under the HSR Act. Acquiror and Target shall supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror and Target shall promptly provide each other (or their counsel) with copies of all correspondence, filings or communications, including file memoranda evidencing telephone conferences with representatives of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Governmental Authorities or members of their respective staffs, with respect to the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Notification and

Report Form or communications regarding the same. Acquiror shall bear the filing fee associated with any HSR Act filings made pursuant to this Section 7.3(f).

(ii) Each of Target and Acquiror shall use its reasonable commercial efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Target and Acquiror shall cooperate and use its reasonable commercial efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless Target and Acquiror shall agree in writing that litigation is not in their respective best interests. Each of Target and Acquiror shall use its reasonable commercial efforts to take such actions as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Target and Acquiror shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any Applicable Law regarding the transactions contemplated hereby: (A) entering into negotiations; (B) providing information required by law or governmental regulation; and (C) substantially complying with any second request for information pursuant to the Antitrust Laws.

(iii) Notwithstanding anything to the contrary contained herein, neither Acquiror nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror, any of its Affiliates or the Target Companies, or the holding separate of shares of capital stock of the Target Companies or imposing or seeking to impose any limitation on the ability of Acquiror or any of its subsidiaries or Affiliates to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Target Companies) or any limitation on the ability of the Target Companies to own, retain, use or operate any of their products, services, properties or assets or seeking a disposition or divestiture of any such properties or assets.

Section 7.4 Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party or otherwise required to make effective the transactions contemplated by this Agreement and the Transaction Documents and to provide the other party with the intended benefits of this Agreement and the Transaction Documents.

Section 7.5 Access. Until the earlier of the Closing or the termination of this Agreement, Target shall promptly furnish such information concerning its business, properties, financial condition, operations and personnel as Acquiror may from time to time reasonably request, and Target shall afford to Acquiror and to the officers, employees and other representatives of Acquiror for purposes of transition planning, reasonable access upon reasonable notice during normal business hours during the period prior to the Closing Date to all of Target’s assets, properties, books, contracts, commitments, Personnel and records during such period.

Section 7.6 Preservation of Business.

(a) Except as expressly contemplated or permitted by this Agreement, from the date of this Agreement through and including the Closing, the Target Companies shall conduct their business only in the Ordinary Course of Business and use reasonable commercial efforts to preserve intact their current business organizations and their material relationships with resellers, customers, suppliers and others having business dealings with them, keep available the services of their current employees and maintain their material rights and franchises.

(b) Without limiting the generality of the foregoing, from the date of this Agreement through and including the Closing, except as set forth in Schedule 7.6(b) or as expressly contemplated or permitted by this Agreement, Target and Subsidiary shall not without the prior consent of Acquiror:

(i) merge with or into, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any assets other than in the Ordinary Course of Business;

(ii) sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of its Affiliates, except in the Ordinary Course of Business;

(iii) make any capital expenditure or commitment for any capital expenditure, in either case in excess of $100,000 in the aggregate;

(iv) incur Indebtedness for money borrowed or guarantee or otherwise become responsible for any Indebtedness for money borrowed of, or otherwise incur such Indebtedness on behalf of, any Person (other than accruing interest in connection with existing Indebtedness);

(v) make any loan, advance or capital contribution to, or investment in, any other Person (other than any loan, advance or capital contribution to Subsidiary in the Ordinary Course of Business);

(vi) amend or restate its charter or bylaws;

(vii) make any change in accounting methods, principles or practices used by Target, except insofar as may be contemplated by this Agreement or required by Applicable Law or regulation or by a change in applicable accounting principles;

(viii) adopt or amend any employment or similar agreement or adopt or amend any employee benefit plan, fringe benefit or equity or incentive compensation plan, program or arrangement or enter into, adopt, extend, renew or amend any collective bargaining agreement or other Material Contract with any labor organization, union or association, except in each case as required by Applicable Law;

(ix) increase the wages, salaries, bonus or other compensation payable or to become payable to its employees, officers or directors, except for scheduled salary increases in the Ordinary Course of Business or as may be required under existing agreements disclosed to Acquiror, or increases in connection with the assumption of additional duties and responsibilities in the Ordinary Course of Business;

(x) grant any stock options or other equity awards to any employees, officers, directors, consultants, agents, independent contractors or other individual service providers;

(xi) cancel any Indebtedness for borrowed money owed to the Target Companies or, other than in the Ordinary Course of Business, waive any claims or rights of substantial value;

(xii) sell, lease, license, encumber, transfer or otherwise dispose of any of its assets, except as contemplated hereby or in the Ordinary Course of Business at fair value;

(xiii) enter into, amend, modify or terminate any contract not in the Ordinary Course of Business;

(xiv) settle any Action for an amount in excess of $25,000 individually or $50,000 in the aggregate;

(xv) declare or pay any dividend or other distribution on its capital stock;

(xvi) make, revoke or change any material Tax election, change any Tax accounting method, settle or compromise any material Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any material Tax;

(xvii) collect any accounts receivables or fail to pay any accounts payable not in the Ordinary Course of Business;

(xviii) split, combine, redeem, repurchase or reclassify any shares of capital stock of the Target Companies;

(xix) issue, deliver, sell, purchase, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing, with respect to any shares of capital stock of the Target Companies or any securities convertible into shares of capital stock of the Target Companies, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Target Companies or any securities convertible into shares of capital stock of the Target Companies, or enter into other agreements or commitments of any character obligating them to issue any such shares or convertible securities, other than the issuance, delivery or sale of capital stock of the Target Companies pursuant to the exercise of company options outstanding as of the date of this Agreement;

(xx) transfer, sell, assign, license, sublicense, abandon or fail to maintain any Company Proprietary Rights or enter into, amend or terminate any contract with respect to any Company Proprietary Rights;

(xxi) hire or terminate the employment or contractual relationship of any Personnel, or encourage any Personnel to resign, or promote any Personnel or change the employment status or titles of any Personnel, except in the Ordinary Course of Business;

(xxii) materially change the amount of any insurance coverage or fail to renew any policy for insurance coverage;

(xxiii) engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated hereby; or

(xxiv) take, or agree to take, any of the foregoing actions.

Section 7.7 Notification of Certain Matters.

(a) Target shall provide prompt written notice to Acquiror of any change as to which any Management Stockholder has actual knowledge in any of the information contained in the representations and warranties made by Target and the Preferred Stockholders and the Management Stockholders in Article IV and Article V, respectively, or any Exhibit, Appendix or Disclosure Schedule referred to herein or attached hereto and shall promptly furnish any information which Acquiror may reasonably request in relation to such change. From time to time prior to the Closing, Target shall promptly supplement or amend the Disclosure Schedule as called for by the representations and warranties set forth in Article IV in order to keep such information therein timely, complete and accurate to the extent any Management Stockholder has actual knowledge of any facts or circumstances which would require such a supplement or amendment; provided that each supplement to or amendment of such Disclosure Schedule made after the date hereof pursuant to this Section 7.7 shall not be deemed to cure any breach of any representation or warranty made pursuant to this Agreement.

(b) Target and the Stockholder Representative shall promptly notify Acquiror, and Acquiror shall promptly notify Target and the Stockholder Representative, of any litigation, arbitration or administrative proceeding pending or, to their Knowledge, threatened against the Target Companies, the Indemnifying Stockholders or Acquiror, as the case may be, which challenges the transactions contemplated hereby.

Section 7.8 Stockholder Approval.

(a) Concurrently with the execution and delivery of this Agreement, Target shall solicit and obtain written consents in lieu of a meeting of stockholders (i) approving and adopting the Merger and this Agreement and (ii) electing not to treat the Merger as a “Liquidation” (as such term is defined in the Amended and Restated Certificate of Incorporation of Target) for purposes of the Amended and Restated Certificate of Incorporation of Target, in substantially the form attached hereto as Exhibit E (the “Stockholder Written Consent”), duly and validly executed by each of the Indemnifying Stockholders that own shares of capital stock of Target (or their Affiliates, as applicable) with respect to all such shares of capital stock. A copy of the duly executed Stockholder Written Consents shall be delivered to Acquiror immediately after the execution and delivery of this Agreement.

(b) No later than five Business Days from the date hereof (i) Target shall deliver to each holder of capital stock of Target that did not execute a Stockholder Written Consent (A) the notice required by Section 262(d)(2) of the DGCL in form and substance reasonably satisfactory to Acquiror (the “Appraisal Rights Notice”) and (B) the notice required by Section 228(e) of the DGCL in form and substance reasonably satisfactory to Acquiror in connection with the actions taken by the stockholders of Target pursuant to the Stockholder Written Consent (the “Section 228 Notice”) and (ii) Target shall execute, deliver and file in accordance with the DGCL the amendment to the Amended and Restated Certificate of Incorporation of Target set forth in the Stockholder Written Consent (the “Charter Amendment”).

Section 7.9 New Employment Benefits.

(a) After the Closing, Acquiror will or will cause the appropriate Affiliate of Acquiror to give credit for employment with Target or Subsidiary prior to the Closing Date to the extent relevant under Acquiror’s employee benefit plans, programs and arrangements and permitted by Applicable Law; provided that nothing herein shall require Acquiror or its Affiliates to grant credit to the extent that such credit would result in an accrual of benefits for periods prior to the Closing Date or in a duplication of benefits. After the Closing, Acquiror agrees, for the purposes of providing group medical, health and hospitalization benefits, to give or cause to be given credit toward the current calendar year limits in Acquiror’s plans for deductible and co-payment amounts paid by employees of Target and Subsidiary under similar plans of Target or Subsidiary during the part of the calendar year prior to the Closing.

(b) As of the Closing Date, and for a one year period following the Closing Date, Acquiror shall provide, or shall cause the Surviving Corporation to provide, to all individuals who are employees of Target and Subsidiary at the Closing Date and whose employment will continue following the Closing Date (the “Assumed Employees”) with base salary and employee benefits (excluding equity compensation) that are, in the aggregate, comparable to the Assumed Employee and his or her covered dependents, where applicable, as those in effect with Target or Subsidiary immediately prior to the Closing Date. Acquiror and the Surviving Corporation will cause all (i) pre-existing conditions and proof of insurability provisions for all conditions that all Assumed Employees and their covered dependents have as of the Closing Date and (ii) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived to the same extent waived or satisfied under Target’s plans.

(c) Acquiror and the Surviving Corporation will give each Assumed Employee credit, for purposes of Acquiror’s and the Surviving Corporation’s vacation and other paid leave benefit programs, for such employee’s accrued and unpaid vacation and paid leave balance as of the Closing Date as set forth in Schedule 7.9(c).

(d) Nothing expressed or implied herein shall confer upon any past or present employee of Target or its subsidiaries, or his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, any rights to employment or continued employment with Acquiror, Target or any of their successors or Affiliates; nor shall Acquiror, Target or their Affiliates be precluded or prevented from terminating or amending any Benefit Plan.

Section 7.10 Termination of Certain Agreements. Immediately prior to, and conditioned on the consummation of, the Closing, Target shall cause to be terminated (a) the Preferred Stock Purchase Agreement, dated February 28, 2003 by and among Target and the parties thereto, (b) the Investor Rights Agreement, dated February 28, 2003 by and among Target and the parties thereto, (c) the Shareholders Agreement, dated February 28, 2003, by and among Target and the parties thereto, (d) the Stock Repurchase Agreement, dated February 3, 2005 by and among Target and the parties thereto and (e) all other agreements relating to the purchase of, or granting any subscription right in, any capital stock of the Target Companies, or agreements among the Stockholders to the extent that such agreements are still in effect.

Section 7.11 Indemnification of Directors and Officers. From and after the Effective Time and for a period of six years following the Effective Time, the Surviving Corporation (or any successor) will, and Acquiror will cause the Surviving Corporation (or any successor) to, fulfill and honor in all respects, to the extent permitted by Applicable Law, the indemnification obligations of the Target Companies for any Action arising out of or pertaining to any acts or omissions occurring at or prior to the Effective Time that may be instituted by any Person (“Covered Claims”) owed to each Person who is or was a director or officer of Target or Subsidiary, as applicable, at or prior to the Effective Time (the “Directors and Officers”) pursuant to the indemnification provisions of the charter and bylaws of the Target Companies in effect on the date hereof; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims. In furtherance of the foregoing, Acquiror shall obtain and, for the period commencing on the Effective Date and ending on the sixth anniversary thereof, maintain and not take any steps to prospectively or retrospectively cancel, buy out or remove any of the Directors and Officers as additional named insureds from, a directors’ and officers’ liability insurance policy providing coverage to the Directors and Officers at the same levels as currently maintained by the Target Companies. The Certificate of Incorporation and Bylaws of the Surviving Corporation and Subsidiary (following the Effective Time) will contain provisions with respect to exculpation and indemnification for Covered Claims that are at least as favorable to the indemnified parties thereunder as those contained in the charter and bylaws of the Target Companies as in effect on the date hereof, which provisions shall not be repealed, amended or otherwise modified for a period of six years from the Effective Date in a manner that would adversely affect the rights of individuals who, at any time prior to the Effective Time, were indemnified parties thereunder, except as required by Applicable Law. Notwithstanding anything to the contrary contained herein, Acquiror shall not be required to pay more than $75,000 in the aggregate to obtain such insurance coverage. It is agreed and understood that in the event such coverage cannot be obtained for $75,000 or less in the aggregate, Acquiror shall be obligated to provide such coverage as may be obtained for such $75,000 aggregate amount. This Section 7.11 is for the benefit of the Directors and Officers and is binding on Acquiror, the Surviving Corporation and their respective successors and assigns and will be enforceable by the Directors and Officers as third party beneficiaries hereof.

Section 7.12 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Target shall not, nor shall Target authorize or permit any of its respective officers, directors or employees to, and shall cause any investment banker, financial advisor, attorney, accountant, or other representatives of Target retained by Target not to: (i) solicit, initiate, encourage (including by way of furnishing information), or take any other action to knowingly facilitate or induce (directly or indirectly) any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or could reasonably be expected to result in, a proposal or offer for an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal (including any proposal or offer to Target’s stockholders) that constitutes or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or recommend against the transactions contemplated in this Agreement or (iv) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby.

(b) Within two Business Days after receipt by Target (or any of its officers, directors, employees, agents, advisors or other representatives) of an Acquisition Proposal or any request for nonpublic information or inquiry that Target reasonably believes could lead to an Acquisition Proposal, Target shall provide Acquiror with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, Target shall provide Acquiror, as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep Acquiror informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry, and shall promptly provide to Acquiror a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(c) Target shall, and shall cause its respective Affiliates, officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons (other than Acquiror and Merger Sub) with respect to any Acquisition Proposal and, upon request by Acquiror, shall request the return or destruction of all confidential information provided to any such Person (other than Acquiror and Merger Sub).

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.12 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Acquiror shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 7.12 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Acquiror may be entitled at law or in equity.

(e) “Acquisition Proposal” shall mean any of the following involving the Target Companies (other than the transactions expressly contemplated by this Agreement): any inquiry or proposal relating to a sale of stock, merger, consolidation, share exchange, business combination, partnership, joint venture, disposition of assets (or any interest therein) or other similar transaction.

Section 7.13 Non-Solicitation of Employees. For a period of five years after the Closing Date for the Management Stockholders and for a period of two years after the Closing Date for the Preferred Stockholders, the Indemnifying Stockholders shall not, the Management Stockholders shall cause their Affiliates not to, and the Preferred Stockholders shall cause their majority owned Affiliates not to, directly or indirectly, without the prior written consent of Acquiror, solicit, employ or contract with any employee of the Surviving Corporation; provided that nothing shall prohibit the Indemnifying Stockholders and their Affiliates from performing, or having performed on their behalf, a general solicitation for employees not specifically focused at such Persons through the use of media, advertisement, electronic job boards or other general, public solicitations.

Section 7.14 Non-Competition.

(a) From the Closing and for a period of ten years thereafter, the Management Stockholders will not, directly or indirectly, engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than 5% of a publicly-traded security), joint venturer, partner, consultant or employee, or otherwise engage or participate in or be connected in any manner with any business that provides medical management and pharmacy fulfillment services to the hospice industry in the United States.

(b) From the Closing and for a period of two years thereafter, the Preferred Stockholders will not, directly or indirectly, engage in, hold an interest in, own, manage, operate, control, direct, be connected with as an equity holder (other than as a holder of less than 10% of the equity interests of any entity), joint venturer, partner, consultant or employee, or otherwise engage or participate in or be connected in any manner with any business that provides medical management and pharmacy fulfillment services to the hospice industry in the United States. The foregoing restrictions shall not apply with respect to (i) any hospice entity that operates an in-house hospice pharmacy providing services only to such hospice entity’s patients and (ii) an institutional pharmacy that provides services to hospice patients, but only to the extent the provision of such services to hospice patients is incidental to such institutional pharmacy’s relationship with its client nursing homes and such institutional pharmacy does not otherwise provide services to hospice patients not resident in such institutional pharmacy’s client nursing homes.

Section 7.15 Resignation of Officers and Directors. At or prior to the Closing, Target shall deliver to Acquiror resignations in form and substance reasonably satisfactory to Acquiror, effective as of the Effective Time, of all of the members of Board of Directors of the Target Companies, and of all of the executive officers of the Target Companies (except for those officers set forth in Schedule 2.3) (collectively, the “Resignations”).

Section 7.16 Delivery of Certain Agreements and Consents. Following the date of this Agreement, Target shall use reasonable commercial efforts to cause each Stockholder to execute and deliver a written consent, in form and substance reasonably satisfactory to Acquiror, whereby each Stockholder (i) consents to the applicable portion of the Merger Consideration to be received by such Stockholder as set forth in Appendix 3.3, calculated pursuant to the terms of the Amended and Restated Certificate of Incorporation of Target effective immediately prior to the Effective Time and in accordance with Appendix 3.1 and (ii) waives any rights (other than to receive such payments) such Stockholder may have in connection therewith (the “Stockholder Consideration Consents”).

Section 7.17 Customer Contracts. No less than three Business Days prior to the Closing Date, Target shall deliver to Acquiror (a) true and correct copies of each contract the Target Companies have for the provision or supply of pharmaceutical products or pharmacy related services (the “Hospice Agreements”) and (b) information reasonably acceptable to Acquiror to permit Acquiror to correspond code names used in Schedule 4.18(a)(xi) and Schedule 4.33 to the appropriate Hospice Agreement.

ARTICLE VIII — TAX MATTERS

Section 8.1 Tax Returns, Payments and Related Matters.

(a) Target shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Target Companies which are due on or before the Closing Date. Target shall prepare such Tax Returns in a manner consistent with the prior practices of the Target Companies unless otherwise required by Applicable Law.

(b) Acquiror shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Target Companies for all Tax periods ending on or prior to the Closing Date which are due after the Closing Date. Acquiror shall (i) prepare such Tax Returns in a manner consistent with the prior practices of the Target Companies, unless otherwise required by Applicable Law, and (ii) provide such Tax Returns to the Stockholder Representative for review and comment at least thirty days prior to their filing due date, but not sooner than ten days after the Closing Date. The Stockholder Representative shall deliver to Acquiror within ten days after receiving such Tax Return a detailed statement describing all of its objections (if any) thereto and sufficient details describing the basis therefor. Failure of the Stockholder Representative to so object to such Tax Return shall constitute acceptance thereof. Acquiror and the Stockholder Representative shall use reasonable commercial efforts to resolve any such objections, but if they do not reach a final resolution within five days after Acquiror has received the statement of objections, Acquiror and the Stockholder Representative shall select Neutral Auditors to resolve any remaining objections. The Neutral Auditors shall determine, within ten days after their appointment, whether the objections raised by the Stockholder Representative are valid. Determination of the Neutral Auditors shall be conclusive and binding upon Acquiror and the Stockholder Representative. Notwithstanding anything contained herein to the contrary, Acquiror shall be entitled to file such Tax Return no later than on the due date of such Tax Return. Notwithstanding anything contained in Section 10.3 to the contrary, Acquiror shall be entitled to make prompt claim against, and shall be entitled to prompt payment from, the Escrow Fund for an amount equal to the Taxes that would be due with respect to any such Tax Return (giving effect to resolution of any objections by the Stockholder Representative in accordance herewith), if such Taxes were determined without taking into account any deduction, or reduction in Taxes, attributable to (x) the accrual or payment of all or any portion of the Option Award Amount or (y) any Option Exercise, but only to the extent (i) such Taxes (excluding any deferred Taxes) are not reflected in the calculation of the Final Net Working Capital Balance (ii) with respect to Medicare payroll taxes arising in connection with the Option Award Amount or any Option Exercise, such Taxes are in excess of $780,000 and (iii) such Taxes have not been otherwise received or recovered pursuant to Article X.

(c) Acquiror shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Target Companies for all Tax periods that begin on or before, and end after, the Closing Date (a “Straddle Period”). Acquiror shall (i) prepare such Tax Returns in a manner consistent with the prior practices of the Target Companies, unless otherwise required by Applicable Law, and (ii) provide such Tax Returns to the Stockholder Representative for review and comment at least thirty days prior to their filing due date. The Stockholder Representative shall deliver to Acquiror within ten days after receiving such Tax Return a detailed statement describing all of its objections (if any) thereto and sufficient details describing the basis therefor. Failure of the Stockholder Representative to so object to such Tax Return shall constitute acceptance thereof. Acquiror and the Stockholder Representative shall use reasonable commercial efforts to resolve any such objections, but if they do not reach a final resolution within five days after Acquiror has received the statement of objections, Acquiror and the Stockholder Representative shall select Neutral Auditors to resolve any remaining objections. The Neutral Auditors shall determine, within ten days after their appointment, whether the objections raised by the Stockholder Representative are valid. Determination of the Neutral Auditors shall be conclusive and binding upon Acquiror and the Stockholder Representative. Notwithstanding anything contained herein to the contrary, Acquiror shall be entitled to file such Tax Return no later than on the due date of such Tax Return. Notwithstanding anything contained in Section 10.3 to the contrary, Acquiror shall be entitled to make prompt claim against, and shall be entitled to prompt payment from, the Escrow Fund for an amount equal to the Taxes payable with the filing of any such Tax Return (giving effect to resolution of any objections by the Stockholder Representative in accordance herewith) that are attributable to the portion of the Tax period ending on the Closing Date as determined in accordance with Section 8.1(d), but only to the extent (i) such Taxes (excluding any deferred Taxes) are not reflected in the calculation of the Final Net Working Capital Balance (ii) with respect to Medicare payroll taxes arising in connection with the Option Award Amount or any Option Exercise, such Taxes are in excess of $780,000 and (iii) such Taxes have not been otherwise received or recovered pursuant to Article X.

(d) With respect to any Straddle Period, for the purpose of determining each party’s liability in respect of Taxes hereunder, (i) any income, franchise, gains, receipts and similar Taxes shall be allocated between the period that ends on the Closing Date and the period that begins on the following day by treating the Closing Date as the last day of such Tax period (i.e., the parties hereto shall “close the books” on such date, and shall elect to do so if permitted by Applicable Law); provided that such Taxes allocable to the portion of the Tax period ending on the Closing Date shall be determined without taking into account any deduction, or reduction in Taxes, attributable to (A) the accrual or payment of all or any portion of the Option Award Amount or (B) any Option Exercise and (ii) other Taxes, imposed on a periodic basis, shall be apportioned between the period that ends on the Closing Date and the period that begins on the following day on a per diem basis; provided that such Taxes apportionable to the portion of the Tax period ending on the Closing Date shall be determined without taking into account any deduction, or reduction in Taxes, attributable to (x) the accrual or payment of all or any portion of the Option Award Amount or (y) any Option Exercise.

(e) All contracts, agreements or arrangements under which the Target Companies may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Target Companies as of the Closing Date and the Target Companies shall thereafter be released from any liability thereunder.

(f) Acquiror and the Stockholder Representative shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.

(g) All transfer, documentary, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes incurred in connection with this Agreement shall be paid by Acquiror when due. Acquiror will, at its expense, file all necessary Tax Returns with respect to all such transfer, documentary, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes, and if required by Applicable Law, the Indemnifying Stockholders will join in the execution of any such Tax Returns.

(h) Neither Acquiror nor the Target Companies shall file or cause to be filed an amended Tax Return for any Target Company with respect to any Tax period beginning before the Closing Date without the written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed); provided that Acquiror and the Target Companies may file any such amended Tax Returns without the consent of the Stockholder Representative to the extent, but only to the extent, such amended Tax Returns are being filed in order to claim any carryback of a loss or other Tax item relating to the payment or accrual of any portion of the Option Award Amount or any Option Exercise (i.e., such amended Tax Returns shall not reflect any changes to the Tax Returns they amend other than claiming the carryback and reflecting any correlative adjustments arising from the carryback).

(i) Any refund of Taxes (including any interest paid or credited with respect thereto, a “Tax Refund”) with respect to any Target Company for any Tax period (or portion thereof) ending on or before the Closing Date resulting from (i) any deduction, or reduction in Taxes, attributable to (A) the accrual or payment of all or any portion of the Option Award Amount or (B) any Option Exercise or (ii) any carryback of any loss or other Tax item from a Tax period (or any portion thereof) beginning after the Closing Date, shall be the property of Acquiror and the Target Companies and shall not be the property of any Stockholder; any other Tax Refund with respect to any Target Company for any Tax period (or portion thereof) ending on or before the Closing Date shall be the property of the Stockholders. To the extent any Tax Refund is received by any party to this Agreement or any Affiliate of such party that is designated the property of another party to this Agreement or an Affiliate of such party pursuant to the terms hereof, then the Person receiving the Tax Refund shall promptly pay over such Tax Refund to the Person entitled to the Tax Refund after deducting therefrom any Taxes incurred by the paying Person with respect to the receipt or accrual of such Tax Refund.

(j) Neither Acquiror nor any of it Affiliates (including the Target Companies) shall make the election under Section 338(g) of the Code with respect to either Target Company.

ARTICLE IX — CONDITIONS TO CLOSING

Section 9.1 Conditions to Acquiror’s Obligations. In addition to the conditions set forth in Section 9.3, the obligations of Acquiror to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Acquiror:

(a) The representations and warranties of each of Target and the Indemnifying Stockholders set forth in this Agreement shall be true and correct (without regard to materiality qualifiers contained therein) as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct only as of such date or time), in each case except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of Target and the Indemnifying Stockholders shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by each of Target and the Indemnifying Stockholders on or prior to the Closing Date.

(c) Acquiror shall have received certificates, dated as of the Closing Date, executed on behalf of Target and each Indemnifying Stockholder, and if not a natural Person, by an authorized executive officer or trustee thereof, certifying that the conditions specified in Section 9.1(a) and Section 9.1(b), as they relate to Target or such Indemnifying Stockholder, respectively, have been satisfied.

(d) Target shall have filed all documentation and effected all applications, notices, petitions and filings with each third party that are necessary to consummate the transactions contemplated by this Agreement.

(e) Target shall have received and delivered to Acquiror documentation evidencing valid and binding consents from the third parties listed in Schedule 9.1(e) in form and substance reasonably satisfactory to Acquiror.

(f) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Target in accordance with the DGCL and the Amended and Restated Certificate of Incorporation and Bylaws of Target by the execution and lack of revocation of the Stockholder Written Consents, which have been delivered to Acquiror.

(g) Acquiror shall have received (i) an aggregate number of Option Cancellation Acknowledgments representing at least 95% of the number of outstanding Options, (ii) Stockholder Consideration Consents from (A) each Indemnifying Stockholder that owns Target Stock and (B) other holders of Target Stock such that holders of at least 95% of Target Stock shall have delivered Stockholder Consideration Consents, and (iii) all Warrant Cancellation Acknowledgments required to be obtained by Target hereunder, each duly executed and in full force and effect.

(h) The contracts referenced in Section 7.10 shall have been terminated, and documentation in form and substance reasonably satisfactory to Acquiror evidencing such termination shall have been delivered to Acquiror.

(i) Acquiror shall have received the Resignations, each duly executed and in full force and effect.

(j) Acquiror shall have received evidence in form and substance reasonably satisfactory to Acquiror that the stockholder approval requirements of Section 280G(b)(5)(B) of the Code have been met with respect to all payments that could be deemed “parachute payments” in connection with the transactions contemplated by this Agreement, including the treatment of Options under Section 3.4 and the severance rights of employees of Target under employment agreements with Target.

(k) Target shall have delivered evidence in form and substance reasonably satisfactory to Acquiror that the Section 228 Notice and the Appraisal Rights Notice were each delivered to the Stockholders entitled to receipt thereof in accordance with Section 7.8(b).

(l) Twenty calendar days shall have elapsed from the date of mailing of the Appraisal Rights Notice. Target shall have delivered to Acquiror copies of all written demands for appraisal pursuant to Section 262 of the DGCL received from the Holders.

(m) Acquiror shall have received a certification in substantially the form attached hereto as Exhibit F (the “FIRPTA Certificate”) pursuant to Treasury Regulation Section 1.1445-2(c) certifying that stock in Target is not a United States real property interest because Target has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) at any time during the five year period ending on the Closing Date.

(n) Each of the Employment Agreements shall be in full force and effect as of the Closing Date.

(o) Acquiror shall have taken all steps that reasonably can be taken prior to Closing in order to obtain all Permits necessary to operate the business of the Target Companies following the Closing in the manner conducted immediately prior to the Closing Date.

(p) All notifications, applications and other documents required under Applicable Law to be given, made or filed prior to Closing in connection with any Permits necessary for Acquiror’s operation of the business of the Target Companies following the Closing in the manner conducted immediately prior to the Closing Date shall have been given, made or filed and all periods which are required to pass between the giving, making or filing of such notifications, applications and other documents and the Closing in connection with such Permits under Applicable Law shall have passed.

(q) Acquiror shall have received the Hospice Agreements and the additional information set forth in Section 7.17 and the data summarized in Schedule 4.18(a)(xi) and Schedule 4.33 does not materially differ from the corresponding data derived by reference to the Hospice Agreements.

(r) The Charter Amendment shall be effective as of the Closing Date.

(s) There shall not have occurred any event or events that have had or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(t) Each of the other Transaction Documents to which Target or the Stockholder Representative is a party and each of the documents and instruments required to be delivered on or before the Closing Date in connection therewith shall have been duly authorized and executed by Target or the Stockholder Representative, as applicable, substantially in the forms attached hereto, and such Transaction Documents shall be in full force and effect.

Section 9.2 Conditions to Target’s Obligations. In addition to the conditions set forth in Section 9.3, the obligations of Target to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Target:

(a) The representations and warranties of Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof

(which need only be true and correct only as of such date or time), in each case except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated hereby.

(b) Acquiror shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Acquiror on or prior to the Closing Date.

(c) Target shall have received certificates, dated as of the Closing Date, executed on behalf of Acquiror, by an authorized executive officer thereof, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied.

(d) Each of the Transaction Documents to which Acquiror or Merger Sub is a party and each of the documents and instruments required to be delivered on or before the Closing Date in connection therewith shall have been duly authorized and executed by Acquiror and Merger Sub, as applicable, substantially in the forms attached hereto, and such Transaction Documents shall be in full force and effect.

Section 9.3 Mutual Conditions. The obligations of each of Acquiror and Target to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing, as to itself, by either party:

(a) No Order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding initiated by any Governmental Authority seeking an injunction against the transactions contemplated by this Agreement be pending, nor shall any statute, rule, regulation, Order, injunction or decree have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

(b) Other than the filing of the Certificate of Merger, all approvals, authorizations, consents or orders of, or notices to, Governmental Authorities required to consummate the transactions contemplated hereby shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

Section 9.4 Target Closing Deliveries. At the Closing, Target shall deliver to Acquiror the following:

(a) a certificate signed by a duly authorized officer of Target certifying: (i) the incumbency of the officers of Target, (ii) the authenticity of the resolutions of the Board of Directors and stockholders of Target approving and authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby, and (iii) the authenticity and continuing validity of the Amended and Restated Certificate of Incorporation and Bylaws of Target;

(b) the certificates referenced in Section 9.1(c);

(c) documentation evidencing valid and binding consents from all appropriate parties referenced in Section 9.1(e);

(d) all Option Cancellation Acknowledgments, Warrant Cancellation Acknowledgments and Stockholder Consideration Consents received prior to the Closing;

(e) documentation evidencing the termination of the contracts referenced in Section 7.10;

(f) the Resignations and the FIRPTA Certificate;

(g) the documentation referenced in Section 9.1(j);

(h) evidence that the Section 228 Notice and the Appraisal Rights Notice have been delivered;

(i) duly executed counterparts to each of the other Transaction Documents to which Target or the Stockholder Representative is a party; and

(j) such other certificates, documents, instruments or certificates as Acquiror may reasonably request.

Section 9.5 Acquiror Closing Deliveries. At the Closing, Acquiror shall deliver the following:

(a) the certificate referenced in Section 9.2(c);

(b) duly executed counterparts to each of the other Transaction Documents to which Acquiror or Merger Sub is a party;

(c) the Merger Consideration by Wire Transfer to the Paying Agent and Escrow Agent in the amounts set forth in Sections 3.1(c)(i) and 3.1(c)(ii), respectively; and

(d) such other certificates, documents, instruments or certificates as Target or the Stockholder Representative may reasonably request.

ARTICLE X — INDEMNIFICATION

Section 10.1 Indemnification by the Indemnifying Stockholders and Target. To the extent provided in this Article X, prior to the Effective Time, Target, and, following the Effective Time, the Indemnifying Stockholders shall, subject to the provisions of this Article X, jointly and severally, indemnify, defend and hold harmless Acquiror, the Surviving Corporation and each of their respective successors and assigns, and any of their officers, directors, employees, stockholders, agents and Affiliates (all of the foregoing are collectively referred to as the “Indemnified Acquiror Parties”) from and against:

(a) any Dissenting Share Payments; and

(b) any Loss which any such party may suffer, sustain or become subject to as a result of, in connection with, attributable to or resulting by virtue of:

(i) any breach of, or inaccuracy in, any representation or warranty on the part of Target, the Preferred Stockholders or the Management Stockholders contained in this Agreement, the Disclosure Schedule or Appendices hereto or any certificates required by the terms hereof to be delivered by any of them;

(ii) any breach or non-fulfillment or non-performance on the part of Target, the Preferred Stockholders, the Management Stockholders or the Stockholder Representative of any covenant or agreement contained in this Agreement;

(iii) the business, operations or assets of the Target Companies on or prior to the Closing (except to the extent reserved for on the Final Closing Balance Sheet);

(iv) any claim by a holder or former holder of the capital stock of the Target Companies or any other person seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of the Target Companies; (B) any rights of a stockholder of the Target Companies, including any option, preemptive rights, rights to notice or to vote under the applicable provisions of the DGCL; (C) any rights under the organizational documents of the Target Companies; (D) any claim that his, her or its capital stock was wrongfully converted, repurchased, canceled, terminated or otherwise limited by the Target Companies; or (E) any claim in connection with the issuance of any capital stock, regardless of whether an action, suit or proceeding can or has been made against the Target Companies; and

(v) except to the extent but only to the extent (i) such Taxes (excluding any deferred Taxes) are reflected in the calculation of the Final Net Working Capital Balance, (ii) with respect to Medicare payroll taxes arising in connection with the Option Award Amount or any Option Exercise, such Taxes are not in excess of $780,000 or (iii) such Taxes have been previously recovered pursuant to Sections 8.1(b) or (c), (A) any liability for or in respect of Taxes of any Target Company or for which any Target Company may be liable with respect to any Tax period (or portion thereof) ending on or before the Closing Date (allocated, for a Straddle Period, in accordance with Section 8.1(d)), including any liability for Taxes as a transferee or successor, by contract or otherwise, (B) any liability for or in respect of Taxes imposed on any Target Company pursuant to Treasury Regulation Section 1.1502-6 or any comparable provision of state, local, or foreign law, arising as a result of the status of any Target Company on or before the Closing Date as a member of a consolidated, controlled, combined, unitary or similar group or (C) any liability for or in respect of Taxes pursuant to any guaranty, indemnification, Tax sharing, or similar agreement or arrangement entered into on or before the Closing Date; provided that any Tax attributable to extraordinary transactions of any Target Company on the Closing Date but after the Closing shall not be subject to indemnification or recovery by the Indemnified Acquiror Parties under this Agreement or otherwise.

For purposes of clauses (A), (B) and (C) of Section 10.1(b)(v), any reference to Taxes or liability for or in respect of Taxes shall be treated as including Taxes that would have been owed or for which liability would have existed if such Taxes were determined without taking into account any deduction, or reduction in Taxes, attributable to (i) the accrual or payment of all or any portion of the Option Award Amount, (ii) any Option Exercise or (iii) the carry back of any loss or other Tax item from a Tax period (or portion thereof) beginning after the Closing Date (i.e., shall be treated as including any use, in connection with any adjustment to any Tax item by any Tax authority following the Closing in respect of any Tax period ending on or before the Closing Date, of any deduction, loss or other Tax item attributable to any of the items specified in clause (i), (ii) or (iii) above to reduce the amount of any Taxes otherwise payable as a consequence of such adjustment) and for purposes of Section 10.1(b) the term “Losses” when applied with respect to such reference to Taxes shall be similarly construed.

Section 10.2 Indemnification by Acquiror. If the Closing occurs, Acquiror shall indemnify, defend and hold harmless the Indemnifying Stockholders from and against any Loss which any such party may suffer, sustain or become subject to as a result of, in connection with, attributable to or resulting by virtue of:

(a) any breach of, or inaccuracy in, any representation or warranty on the part of Acquiror or Merger Sub contained in this Agreement, the Disclosure Schedule or Appendices hereto or any certificates required by the terms hereof to be delivered by any of them;

(b) any breach or non-fulfillment or non-performance on the part of Acquiror or Merger Sub of any covenant or agreement contained in this Agreement; and

(c) any fees, expenses or other payments incurred or owed by Acquiror to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement.

Section 10.3 Procedures; Limits on Indemnification for Losses.

(a) No party seeking indemnification under this Agreement (an “Indemnified Party”) for Losses shall make any claim for indemnification against the other party (an “Indemnifying Party”) unless and until the aggregate amount of all such claims against such Indemnifying Party exceeds $2,500,000 (the “Threshold Amount”), whereupon the Indemnified Party may claim indemnification for the total amount of such claims; provided that no party hereto may recover in the aggregate an amount greater than $27,000,000 (the “Cap”). Notwithstanding anything to the contrary contained herein, the Threshold Amount and Cap shall not apply to (i) Losses arising out of fraud, willful misconduct or intentional misrepresentation of a party hereto or (ii) indemnification claims under Section 10.1(b)(ii) or Section 10.2(b).

(b) No Indemnified Party shall be entitled to indemnification pursuant to Article X with respect to or for: punitive damages or for lost profits, consequential, exemplary or special damages. Any Indemnified Party’s right to indemnification pursuant to Article X on account of any Losses will be (i) reduced by all insurance or other third party indemnification proceeds available to the Indemnified Party, (ii) reduced by the amount of the net Tax benefits actually realized by the Indemnified Party by reason of such Loss and (iii) increased to the extent necessary such that after payment of any net Tax cost by the Indemnified Party with respect to the receipt or accrual of indemnity payments hereunder as increased pursuant to this clause (iii), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (iii). For purposes of the preceding clause (iii), net Tax cost shall mean the net Tax cost that would actually be incurred by the Indemnified Party had there been no deduction, or reduction in Taxes, attributable to (A) the accrual or payment of all or any portion of the Option Award Amount or (B) any Option Exercise.

(c) The Indemnified Party shall promptly, upon delivering a claim for Losses hereunder, provide the Indemnifying Party all information and documentation necessary to support and verify the claim asserted.

(d) If any Actions are instituted or any claim or demand is asserted by any third party in respect of which a party may seek indemnification from an Indemnifying Party hereunder pursuant to the provisions of this Article X, the Indemnified Party shall promptly cause written notice of the assertion of any such third party claim or demand to be made to the Indemnifying Party. The Indemnifying Party shall have the right to defend the Indemnified Party against any such third party claim or demand. If the Indemnifying Party notifies the Indemnified Party within ten calendar days after the date on which the

Indemnifying Party receives notice of the third party claim or demand made on the Indemnified Party that the Indemnifying Party elects to assume the defense of the third party claim or demand, then the Indemnifying Party shall have the right to defend such third party claim or demand with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 10.3(d). In such circumstances, the Indemnifying Party shall defend any such third party claim or demand in good faith and have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not compromise or settle any such third party claim or demand without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party may participate in, but not control, any defense or settlement of any third party claim or demand, and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided that such Indemnified Party shall be entitled to participate in any such defense or settlement with separate counsel at the expense of the Indemnifying Party if in the reasonable opinion of the Indemnified Party’s counsel a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. Notwithstanding anything to the contrary contained herein, Acquiror and the Stockholder Representative shall jointly control any Tax claim with respect to a Straddle Period and shall not settle or compromise such claim without mutual written consent. The Parties shall cooperate fully with each other in connection with the defense, negotiation, and settlement of any such Action, claim or demand.

(e) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(d), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense as and when incurred (including reasonable attorney’s fees and expenses) in regard to the third party claim or demand with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such third party claim or demand in good faith and have full control of such defense and proceedings; provided that the Indemnified Party may not enter into any compromise or settlement of such third party claim or demand if indemnification is to be sought hereunder, without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(f) If an Indemnifying Party becomes obligated to indemnify an Indemnified Party hereunder, such Indemnifying Party shall pay to such Indemnified Party within three Business Days after becoming so obligated the amount to which such Indemnified Party shall be entitled; provided that if the Indemnified Party is an Indemnified Acquiror Party, it shall first seek payment of the amounts to which it may become entitled hereunder from the Escrow Fund, but only to the extent that the Escrow Fund is then being held by the Escrow Agent. In the event of payment to an Indemnified Acquiror Party from the Escrow Fund, within three Business Days from the date on which such Indemnified Acquiror Party became entitled to such portion of the Escrow Fund, Acquiror and the Stockholder Representative shall provide joint written instructions to the Escrow Agent as to (i) the amount of funds, if any, to be disbursed from the Escrow Fund and (ii) instructions as to the manner in which such funds shall be disbursed by the Escrow Agent.

(g) Except in the case of fraud, willful misconduct or intentional misrepresentation, in connection with an alleged breach of Section 7.7, an Indemnified Acquiror Party may only assert, to the extent permitted hereunder, an indemnification claim under Section 10.1(b)(i) for the breach of the applicable representation or warranty to which such alleged breach of Section 7.7 relates.

(h) For purposes of this Article X, to the extent that an Indemnified Acquiror Party asserts any claims hereunder, all notices or other communications related to such claims shall be directed to the Stockholder Representative in accordance with Section 12.10.

Section 10.4 Survival Period. The rights of each party hereto to seek indemnification pursuant to this Article X shall survive until the Escrow Release Date, other than (a) Losses related to Section 10.1(b)(iv) or Section 10.1(b)(v) or claims based on a breach of Section 4.19 (Taxes), which shall survive until the Final Escrow Release Date or (b) Losses related to Section 10.1(b)(ii) or fraud, willful misconduct or intentional misrepresentation, which shall survive indefinitely; provided that if notice of an indemnifiable claim is provided within the applicable time periods specified above, the right to indemnification hereunder shall remain in full force and effect until the final resolution thereof.

Section 10.5 Exclusive Remedy. Except for claims or Losses (a) relating to fraud, willful misconduct or intentional misrepresentation, (b) related to Section 10.1(b)(ii), (c) Post-Closing Acquisition Expenses, (d) the Net Consideration Adjustment or (e) as otherwise provided in Sections 8.1(b) and (c), the indemnification remedies provided in this Article X shall constitute the exclusive remedy of the parties hereto after the Closing for any claim for any Losses resulting from a breach of any party of any representation, warranty, covenant or agreement contained in this Agreement. Except as otherwise set forth herein, claims against the Escrow Fund pursuant to this Article X constitute the sole and exclusive remedy of the Indemnified Acquiror Parties against the Indemnifying Stockholders for any Losses hereunder, except for claims or Losses of an Indemnified Acquiror Party (i) arising out of fraud, willful misconduct or intentional misrepresentation or under Section 10.1(b)(ii) (other than claims or Losses based on a breach of Section 7.1 (Confidentiality and Announcements), Section 7.13 (Non-Solicitation of Employees) or Section 7.14 (Non-Competition)), as to which Indemnifying Stockholders shall be liable to the Indemnified Acquiror Party for amounts in excess of the Escrow Fund on a joint and several basis and (ii) under Section 7.1 (Confidentiality and Announcements), Section 7.13 (Non-Solicitation of Employees) or Section 7.14 (Non-Competition), as to which the breaching Indemnifying Stockholder shall be severally, and not jointly, liable to the Indemnified Acquiror Party for amounts in excess of the Escrow Fund. Any Losses satisfied from the Escrow Fund in respect of a claim made pursuant to Section 10.2 shall reduce each Indemnifying Stockholder’s pro-rata share of the Escrow Fund.

Section 10.6 Release of Escrow Fund. In accordance with the terms and conditions of the Escrow Agreement, the following amounts shall be released from the Escrow Fund to the Stockholder Representative at the times indicated for disbursement to the Indemnifying Stockholders in accordance with their respective pro-rata share thereof: (a) on the first anniversary of the Closing Date, an amount, if any, equal to $12,000,000 minus any portion of the Escrow Fund (i) subject to pending claims, (ii) due and owing, (iii) previously paid to any Indemnified Acquiror Party and (iv) previously paid pursuant to Article VIII; (b) on the Escrow Release Date, an amount equal to the excess, if any, of (i) the Escrow Fund minus any portion of the Escrow Fund (A) subject to pending claims and (B) due and owing over (ii) $5,000,000; and (c) on the Final Escrow Release Date, the Escrow Fund minus any portion of the Escrow Fund (i) subject to pending claims and (ii) due and owing. Any remaining portion of the Escrow Fund will be released from the Escrow Fund to the Stockholder Representative for disbursement to the Indemnifying Stockholders promptly upon resolution of any pending claims. The parties hereto agree to negotiate in good faith the structure and terms of the Escrow Agreement as it relates to the Management Escrow, as necessary to cause the Management Escrow to meet the requirements of Section 409A of the Code and applicable IRS guidance.

Section 10.7 Treatment. For Tax purposes, all indemnification payments made pursuant to this Article X, other than payments made from the Escrow Fund, shall be treated by the parties hereto as adjustments to the Merger Consideration, except as otherwise required by Applicable Law.

ARTICLE XI — TERMINATION

Section 11.1 Termination.

(a) This Agreement may be terminated on or prior to the Closing Date only as follows:

(i) by mutual written consent of Acquiror and Target;

(ii) at the election of either Acquiror or Target, if the Closing Date shall not have occurred on or before 5:00 P.M. Eastern time on October 10, 2005; provided that (A) no party shall be entitled to terminate this Agreement pursuant to this Section 11.1(a)(ii) if such party’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date and (B) if the sole reason that the parties hereto have not closed this transaction as of October 10, 2005 is that the required approval from the United States Department of Justice, the Federal Trade Commission or any other antitrust Governmental Authority whose consent is required prior to the Closing has not been obtained, then neither Acquiror nor Target may terminate this Agreement pursuant to this Section 11.1(a)(ii) until January 9, 2006;

(iii) by either Acquiror or Target if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall have become final and nonappealable;

(iv) by Acquiror if Acquiror is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant, or agreement of Target or the Indemnifying Stockholders contained in this Agreement such that the conditions set forth in Sections 9.1(a), or (b) would not be satisfied and such breach has not been cured within fifteen calendar days after written notice thereof to Target and the Stockholder Representative; provided that no cure period shall be required for a breach which by its nature cannot be cured; or

(v) by Target if Target and the Indemnifying Stockholders are not in material breach of their obligations under this Agreement and there has been a material breach of any representation, warranty, covenant, or agreement of Acquiror contained in this Agreement such that the conditions set forth in Sections 9.2(a) or (b) would not be satisfied and such breach has not been cured within fifteen calendar days after written notice thereof to Acquiror; provided that no cure period shall be required for a breach which by its nature cannot be cured.

(b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

Section 11.2 Obligations upon Termination. Except in the event of a termination pursuant to Section 11.1(a)(iv) or (v), (in which event, in addition to as provided in clause (a) and (b) below, Article X shall survive) in the event that this Agreement shall be terminated pursuant to Section 11.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (a) as set forth in Section 7.1, Section 7.2, and Article XII, and (b) that nothing herein will relieve any party from liability for any breach of this Agreement.

ARTICLE XII — GENERAL

Section 12.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Acquiror, the Stockholder Representative, and Target.

Section 12.2 Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 12.3 Interpretation. When reference is made in this Agreement to any Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 12.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 12.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if they are: (a) delivered in person, (b) transmitted by facsimile (with confirmation), (c) mailed by certified or registered mail (return receipt requested), or (d) delivered by an express courier (with confirmation) to a party at its address listed below (or at such other address as such party shall deliver to the other party by like notice):

To the Indemnifying Stockholders, the Stockholder Representative or the Stockholders:

LLR Partners Inc.
The Belgravia Building
1811 Chestnut Street, Suite 700
Philadelphia, PA 19103
Facsimile: 215.717.2270
Attention: Howard Ross

With a concurrent copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Facsimile: 215.963.5001
Attention: Richard B. Aldridge

To Target prior to the Closing:

excelleRx, Inc.
530 Walnut Street, Suite 550
Philadelphia, PA 19106
Facsimile: 215.282.1599
Attention: Calvin H. Knowlton, Ph.D., M.Div., R.Ph.

With a concurrent copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Facsimile: 215.963.5001
Attention: Richard B. Aldridge

To Acquiror and Merger Sub:

Omnicare, Inc.
1600 RiverCenter II
100 East RiverCenter Boulevard
Covington, Kentucky 41001
Facsimile: 859.392.3333
Attention: Tracy Finn

With a concurrent copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019
Facsimile: 212-259-6333
Attention: Morton A. Pierce Michael J. Aiello

Section 12.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as expressly provided in Article X and Section 7.11, nothing in this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any party hereto without the prior written consent of Acquiror (in the case of an assignment by Target) or the Stockholder Representative and Target (in the case of an assignment by Acquiror).

Section 12.7 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 12.8 No Prejudice. The parties hereto acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 12.9 Governing Law; Consent to Jurisdiction. This Agreement and all matters arising out of or relating hereto, including its validity, construction and interpretation, shall be governed by the laws of the State of Delaware, without regard to the laws as to choice or conflict of laws, except to the extent that the laws of the jurisdiction of incorporation of a party shall govern its internal corporate affairs. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware, for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement, (b) to the extent not prohibited by Applicable Law, hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution by reason of a lack of personal jurisdiction, that any such proceeding brought in one of the above-named courts is improper by reason of a lack of personal jurisdiction or venue, or that this Agreement or the subject matter hereof may not be enforced in or by such court by reason of a lack of personal jurisdiction or improper venue, and (c) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts. Each party hereby consents to and accepts service of process in any such proceeding in any manner permitted by Delaware law or if served pursuant to Section 12.5.

Section 12.10 Stockholder Representative.

(a) With respect to the Indemnifying Stockholders, by virtue of their execution of this Agreement and with respect to the other Stockholders, by virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint LLR Partners Inc. as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders, in each case relating to this Agreement or the transactions contemplated hereby:

(i) to give and receive notices and communications,

(ii) to receive funds and give receipts therefor,

(iii) to receive service of process with respect to any claim under this Agreement,

(iv) to agree to, negotiate, execute and deliver agreements, documents and instruments,

(v) to authorize payments of amounts from the Escrow Fund and the Hold-Back Amount pursuant to the terms of this Agreement,

(vi) to object to such payments,

(vii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims,

(viii) to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, and

(ix) to take or refrain from taking all other action, and execute and deliver all additional agreements, documents, certificates and instruments, as the Stockholder Representative may deem necessary or appropriate in connection with the transactions contemplated by this Agreement.

Such agency may be changed by the Stockholders from time to time upon not less than ten calendar days prior written notice to Acquiror; provided that the Stockholder Representative may not be removed unless two-thirds interest of the Stockholders agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the affirmative vote of two-thirds interest of the Stockholders. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.

(b) The Stockholder Representative shall not be liable to the Stockholders for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the absence of gross negligence or willful misconduct. The Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative, including to an amendment, extension or waiver of this Agreement pursuant to Section 12.1, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and Acquiror may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. Acquiror is hereby relieved from any liability to any Person, including any Stockholder, for any acts done by it in accordance with or reliance on such decision, act, consent or instruction of the Stockholder Representative. Nothing contained in this Section 12.10 shall modify, alter, amend or otherwise release the Indemnifying Stockholders from their indemnification obligations to Acquiror under this Agreement.

(c) All notices or other communications required to be made or delivered by Acquiror to the Stockholders shall be made to the Stockholder Representative for the benefit of the Stockholders and any notices so made shall discharge in full all notice requirements of Acquiror to the Stockholders with respect thereto.

Section 12.11 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE

TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECTION 12.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

OMNICARE, INC.

By:	/s/ TRACY FINN
Name:	Tracy Finn
Title:	Vice President

HOSPICE ACQUISITION CORP.

By:	/s/ TRACY FINN
Name:	Tracy Finn
Title:	President

EXCELLERX, INC.

By:	/s/ CALVIN H. KNOWLTON
Name:	Calvin H. Knowlton
Title:	Chairman and Chief Executive Officer

{Signature Page to Agreement and Plan of Merger by and among Omnicare, Inc., Hospice Acquisition Corp., excelleRx, Inc. and certain of the Stockholders of excelleRx, Inc.}

PREFERRED STOCKHOLDERS:

LLR EQUITY PARTNERS, L.P.
LLR EQUITY PARTNERS PARALLEL, L.P.

By:	LLR Capital, L.P., its General Partner
By:	LLR Capital, LLC, its General Partner

By:	/s/ HOWARD D. ROSS
Name:	Howard D. Ross
Title:	Managing Director

WACHOVIA CAPITAL PARTNERS 2003, LLC

By:	/s/ D. NEAL MORRISON
Name:	D. Neal Morrison
Title:	Managing Director

PRIMUS CAPITAL FUND V LIMITED PARTNERSHIP
PRIMUS EXECUTIVE FUND V LIMITED PARTNERSHIP

By:	Primus Venture Partners V, L.L.C., its General Partner

By:	/s/ LOYAL W. WILSON
Name:	Loyal W. Wilson
Title:	Managing Director

STOCKHOLDER REPRESENTATIVE:

LLR PARTNERS INC.

By:	/s/ HOWARD D. ROSS
Name:	Howard D. Ross
Title:

{Signature Page to Agreement and Plan of Merger by and among Omnicare, Inc., Hospice Acquisition Corp., excelleRx, Inc. and certain of the Stockholders of excelleRx, Inc.}

MANAGEMENT STOCKHOLDERS:

/s/ CALVIN H. KNOWLTON
Calvin H. Knowlton, Ph.D., M.Div., R.Ph.

/s/ ORSULA VOLTIS THOMAS
Orsula Voltis Thomas, PharmD, MBA

/s/ STEPHANIE A. ZARUS
Stephanie A. Zarus, PharmD

/s/ JOHN R. BAUER
John R. Bauer, MBA

/s/ MICHAEL P. CINQUE
Michael P. Cinque, PharmD

/s/ GARY W. KADLEC
Gary W. Kadlec, R.Ph., MBA, Sc.D.

/s/ MICHAEL J. GROH
Michael J. Groh

/s/ KEVIN J. DILL
Kevin J. Dill

/s/ DEAN H. FORMAN
Dean H. Forman

{Signature Page to Agreement and Plan of Merger by and among Omnicare, Inc., Hospice Acquisition Corp., excelleRx, Inc. and certain of the Stockholders of excelleRx, Inc.}

/s/ JAMES M. GOERS
James M. Goers

/s/ DENNIS B. WILSON
Dennis B. Wilson

{Signature Page to Agreement and Plan of Merger by and among Omnicare, Inc., Hospice Acquisition Corp., excelleRx, Inc. and certain of the Stockholders of excelleRx, Inc.}

Exhibit A

Definitions

For all purposes of the Agreement, the following terms shall have the respective meanings set forth in this Exhibit (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined).

“Accounts Receivable” has the meaning set forth in Section 4.9.

“Acquiror” has the meaning set forth in the preamble of this Agreement.

“Acquisition Expenses” means all fees and expenses incurred or owed by the Target Companies in connection with the Merger or the other transactions contemplated hereby, including all legal, accounting, investment banking, tax, financial advisory and all other fees and expenses of third parties incurred in connection with the solicitation, negotiation and effectuation of the terms and conditions of this Agreement and transactions contemplated hereby.

“Acquisition Proposal” has the meaning set forth in Section 7.12(e).

“Action” means any legal, administrative, arbitration or other similar proceeding, suit, claim, action or governmental or regulatory investigation of any nature.

“Affidavit of Loss” has the meaning set forth in Section 3.3(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term “control,” for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

“Agreement” means this Agreement and Plan of Merger, as such may hereafter be amended from time to time.

“Antitrust Laws” has the meaning set forth in Section 7.3(f)(ii).

“Applicable Law” means any foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, award, stipulation, injunction, judicial or administrative doctrine, judgment or decree enacted, promulgated, issued or entered by a Governmental Authority applicable to a Person or any such Person’s Affiliates, properties, assets, officers, directors, employees or agents.

“Appraisal Rights Notice” has the meaning set forth in Section 7.8(b).

“Assumed Employees” has the meaning set forth in Section 7.9(b).

“Balance Sheet” has the meaning set forth in Section 4.7(a).

“Balance Sheet Date” has the meaning set forth in Section 4.7(a).

“Benefit Plans” has the meaning set forth in Section 4.20(a).

“Business Day” means any day other than Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to be closed for regular banking business.

Exhibit A-1

“Cap” has the meaning set forth in Section 10.3(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 3.2(b).

“Charter Amendment” has the meaning set forth in Section 7.8(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Acquisition Expenses” means Acquisition Expenses to be paid by the Target Companies out of Target’s cash immediately prior to the Closing, including any such expenses on the Balance Sheet and expenses to be paid by the Target Companies in connection with the termination of certain agreements pursuant to Section 7.10.

“Closing Cash Deficit” has the meaning set forth in Section 3.1(e)(i)(A).

“Closing Cash Surplus” has the meaning set forth in Section 3.1(e)(i)(B).

“Closing Date” means the date of the Closing.

“Closing Date Cash Amount” has the meaning set forth in Section 3.1(a).

“Closing Date Cash Amount Estimate” has the meaning set forth in Section 3.1(a).

“Closing Date Working Capital Estimate” has the meaning set forth in Section 3.1(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Company IT Systems” has the meaning set forth in Section 4.22(c).

“Company Proprietary Rights” has the meaning set forth in Section 4.21(a).

“Confidential Information” has the meaning set forth in Section 7.1(b).

“Covered Claims” has the meaning set forth in Section 7.11.

“DGCL” has the meaning set forth in Section 1.1.

“Directors and Officers” has the meaning set forth in Section 7.11.

“Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Dissenting Share Payments” has the meaning set forth in Section 3.6(c)

“Dissenting Shares” has the meaning set forth in Section 3.6(a).

“Dissenting Stockholder” has the meaning set forth in Section 3.6(a).

“Dollars” or “$” means the lawful currency of the United States of America.

Exhibit A-2

“Downward Adjustment” has the meaning set forth in Section 3.1(f).

“Effective Date” has the meaning set forth in Section 1.3.

“Effective Time” has the meaning set forth in Section 1.3.

“Employment Agreements” has the meaning set forth in the Recitals of this Agreement.

“Encumbrance” means any lien, pledge, security interest, claim, easement, limitation, restriction or encumbrance of any kind or nature whatsoever or any agreement to give any of the foregoing; provided that this definition of “Encumbrance” shall not include Permitted Encumbrances.

“Environmental Law” means any Applicable Law that relates to protection of human health or the environment or relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, Releases or threatened Releases of noise, odors or any Hazardous Substances, whether or not as matter or energy, into air, water or land or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the entity or entities designated as the Escrow Agent and/or Trustee in the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement and a related “rabbi trust” agreement or instrument (whether such agreements are combined under one agreement or otherwise), by and among Acquiror, the Stockholder Representative and the Escrow Agent, with relevant terms and conditions consistent with the terms and conditions of this Agreement and otherwise in form and substance customary for transactions of the type contemplated by this Agreement, which will be executed and delivered at the Closing.

“Escrow Amount” has the meaning set forth in Section 3.1(c)(ii).

“Escrow Fund” has the meaning set forth in Section 3.1(c)(ii).

“Escrow Release Date” means the date that is eighteen months following the Closing Date.

“Estimated Net Working Capital Deficiency” has the meaning set forth in Section 3.1(b).

“Estimated Net Working Capital Surplus” has the meaning set forth in Section 3.1(b).

“Final Closing Balance Sheet” has the meaning set forth in Section 3.1(e)(iii).

“Final Escrow Release Date” means September 30, 2009.

“Final Net Working Capital Balance” has the meaning set forth in Section 3.1(e)(i)(C).

“Financial Statements” has the meaning set forth in Section 4.7(a).

“FIRPTA Certificate” has the meaning set forth in Section 9.1(m).

Exhibit A-3

“GAAP” means U.S. generally accepted accounting principles as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Authority” means any nation or government, any state, territory or municipality or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any element, compound, substance or other material (including, without limitation, any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, asbestos-containing material, medical waste, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

“Healthcare Laws” has the meaning set forth in Section 4.30(a).

“Healthcare Program” means any Federal Healthcare Program (as defined in 42 U.S.C. § 1320a-7b(f)) and any health care program operated by or financed, in whole or in part, by any state or other governmental jurisdiction including the federal Medicare program and each state Medicaid program.

“Hold-Back Account” has the meaning set forth in Section 3.1(i).

“Hold-Back Amount” means an amount equal to $2,700,000.

“Holders” has the meaning set forth in Section 3.7(a).

“Hospice Agreements” has the meaning set forth in Section 7.17.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (a) all debt and similar monetary obligations, whether direct or indirect, current or non-current, (b) all liabilities associated with capital leases and all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, (c) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise or (d) obligations to reimburse issuers of any letters of credit. For the avoidance of doubt, Indebtedness shall not include the deferred lease incentive and any Tax liabilities reflected on the balance sheet of the Target Companies or in the Final Net Working Capital Balance.

“Indemnified Acquiror Parties” has the meaning set forth in Section 10.1.

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

Exhibit A-4

“Indemnifying Stockholders” has the meaning set forth in Section 3.1(c)(ii).

“Inventory” has the meaning set forth in Section 4.27.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of the Person, or in the case of Target, the actual knowledge of each Management Stockholder, in each case along with the knowledge reasonably imputed to such Persons assuming prudent performance of their respective duties.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Letter of Transmittal” has the meaning set forth in Section 3.3(a).

“LLR Partners” has the meaning set forth in the preamble of this Agreement.

“LLR Partners Equity” has the meaning set forth in the preamble of this Agreement.

“Loss” means any and all claims, losses, liabilities, damages, judgments, settlements, assessments, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, reasonable attorneys’, accountants’, consultants’ and experts’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing that are actually incurred by the relevant party without giving effect to any multiplier that may be alleged by Acquiror to have been used in the computation of the Merger Consideration.

“Management Escrow” has the meaning set forth in Section 3.1(c)(ii).

“Management Stockholder Escrow Obligation” has the meaning set forth in Section 3.4(c)(ii).

“Management Stockholders” has the meaning set forth in the preamble of this Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the condition (financial or otherwise), business or properties of the Target Companies, taken as a whole, or that could materially impair the ability of Target to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the pendency or consummation of the transactions contemplated hereby; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industry in which the Target Companies operate that do not disproportionately affect the Target Companies or (ii) the U.S. economy as a whole that do not disproportionately affect the Target Companies; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to (i) compliance with the terms of, or the taking of any action required by, this Agreement, (ii) any change in accounting requirements or principles or any change in Applicable Laws, rules or regulations or the interpretation or enforcement thereof, (iii) something consented to in writing by Acquiror, (iv) the acts or omissions of, or on behalf of, Acquiror, (v) acts of war, terrorism, or other similar conflict that do not disproportionately affect the Target Companies, or (vi) any Permitted Encumbrance.

Exhibit A-5

“Material Contract” has the meaning set forth in Section 4.18(a).

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the preamble of this Agreement.

“McKesson Settlement Agreement” means that certain Comprehensive Settlement Agreement, dated as of December 15, 2000, between Target and McKesson HBOC, Inc.

“Net Consideration Adjustment” has the meaning set forth in Section 3.1(e)(i)(D).

“Neutral Auditors” has the meaning set forth in Section 3.1(e)(iii).

“Option Award Amount” means the portion of the Merger Consideration paid to the Option holders in consideration for the cancellation of the Options.

“Option Cancellation Acknowledgment” has the meaning set forth in Section 3.4(a).

“Option Exercise” means the exercise of any option to acquire common stock of Target at any time between the date hereof and the Closing, the value of which shall be based upon the Merger Consideration.

“Options” has the meaning set forth in Recitals of this Agreement.

“Order” has the meaning set forth in Section 7.3(f)(ii).

“Ordinary Course of Business” means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Paying Agent” has the meaning set forth in Section 3.7(a).

“Paying Agent Agreement” means a Paying Agent Agreement, by and among Acquiror, the Stockholder Representative and the Paying Agent, with relevant terms and conditions consistent with the terms and conditions of this Agreement and otherwise in form and substance customary for transactions of the type contemplated by this Agreement, which will be executed and delivered at the Closing.

“Permits” means all permits, licenses, consents, clearances, registrations, approvals, waivers, franchises, notices, authorizations and provider and supplier agreements issued by any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 4.8.

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity.

“Personal Property” has the meaning set forth in Section 4.11(a).

“Personnel” has the meaning set forth in Section 4.13(a).

Exhibit A-6

“Post-Closing Acquisition Expenses” means Acquisition Expenses of the Target Companies not paid by the Target Companies on or prior to the Closing.

“Post-Closing Downward Adjustment Schedule” has the meaning set forth in Section 3.1(f)(i).

“Post-Closing Upward Adjustment Payment Schedule” has the meaning set forth in Section 3.1(g)(i).

“Preferred Stockholders” has the meaning set in the preamble of this Agreement.

“Primus Capital Fund” has the meaning set forth in the preamble of this Agreement.

“Primus Executive Fund” has the meaning set forth in the preamble of this Agreement.

“Proceedings” has the meaning set forth in Section 4.17.

“Proposed Closing Balance Sheet” has the meaning set forth in Section 3.1(e)(ii).

“Real Property Leases” has the meaning set forth in Section 4.10(b).

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” has the meaning set forth in Section 7.1(b).

“Resignations” has the meaning set forth in Section 7.15.

“Section 228 Notice” has the meaning set forth in Section 7.8(b).

“Stockholder” or “Stockholders” has the meaning set forth in Section 3.2(b).

“Stockholder Consideration Consents” has the meaning set forth in Section 7.16.

“Stockholder Escrow Obligation” has the meaning set forth in Section 3.3(a)(ii).

“Stockholder Materials” has the meaning set forth in Section 3.3(a).

“Stockholder Representative” has the meaning set forth in the preamble of this Agreement.

“Stockholder Trust Fund” has the meaning set forth in Section 3.1(c)(ii).

“Stockholder Written Consents” has the meaning set forth in Section 7.8(a).

“Straddle Period” has the meaning set forth in Section 8.1(c).

“Subsidiary” means Meds, Inc., a Delaware corporation.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Target” has the meaning set forth in the preamble of this Agreement.

“Target Company” or “Target Companies” means, collectively, Target and Subsidiary.

Exhibit A-7

“Target Stock” has the meaning set forth in the Recitals of this Agreement.

“Tax” or “Taxes” and, with correlative meaning, “Taxable” or “Taxing” means any and all federal, national, provincial, state, local and foreign taxes, assessments and other similar governmental charges, duties, impositions and levies (including (a) taxes based upon or measured by gross receipts, income, profits, sales, or use, and (b) occupation, value added, ad valorem, transfer, gains, franchise, estimated, withholding, payroll, recapture, employment, excise, unemployment, social security, business license, business organization, stamp, environmental and property taxes), together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Refund” has the meaning set forth in Section 8.1(i).

“Tax Return” means all returns, declarations and reports related to Taxes, including any schedule or attachment thereto and any amendment thereof required to be filed with a Tax authority.

“Threshold Amount” has the meaning set forth in Section 10.3(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Certificate of Merger.

“Transferee” has the meaning set forth in Section 3.3(c).

“Upward Adjustment” has the meaning set forth in Section 3.1(g).

“Wachovia” has the meaning set forth in the preamble of this Agreement.

“Warrant Cancellation Acknowledgment” has the meaning set forth in Section 3.5(a).

“Warrants” means each warrant to purchase capital stock of Target outstanding immediately prior to the Effective Time.

“Wire Transfer” means a payment of immediately available funds by wire transfer in Dollars to such account or accounts as shall have been designated by written notice to the paying party delivered to the paying party no less than two Business Days prior to the date of such wire transfer.

“Working Capital Deficit” has the meaning set forth in Section 3.1(e)(i)(E).

“Working Capital Surplus” has the meaning set forth in Section 3.1(e)(i)(F).

“Working Capital Target” has the meaning set forth in Section 3.1(b).

Exhibit A-8